Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND AMONG

MATTRESS FIRM, INC.,

CHRISTOPHER T. COOK

AND

SLEEP XPERTS, INC.

MARCH 7, 2014

1

1.	GENERAL		1

	1.1	Definitions	1
	1.2	Construction	10
	1.3	Headings	11

2.	PURCHASE AND SALE; CLOSING		11

	2.1	Agreement to Purchase	11
	2.2	Payment of Purchase Price	11
	2.3	Purchase Price Adjustment	12
	2.4	Landlord Tenant Buildout Funds	13
	2.5	Closing	14
	2.6	Deliveries and Actions by the Sellers	14
	2.7	Deliveries and Actions by the Buyer	16
	2.8	Further Assurances	16
	2.9	Purchase Price Allocation	17
	2.10	Withholding	17
	2.11	Transaction Bonuses	18

3.	REPRESENTATIONS AND WARRANTIES BY THE SELLERS		18

	3.1	Organization and Qualifications	18
	3.2	Partnership Interests and Ownership	18
	3.3	Charter Documents and Books	19
	3.4	Seller Status; Authority	19
	3.5	No Conflict; No Consents or Approvals	19
	3.6	Financial Statements; Debt	20
	3.7	Tax Matters	20
	3.8	Title to and Condition of Assets	22
	3.9	Real Estate	22
	3.10	Accounts Receivable	24
	3.11	Intellectual Property	24
	3.12	Insurance Policies	24
	3.13	Contracts	24
	3.14	Litigation	26
	3.15	Compliance with Law	26
	3.16	Subsequent Events	26
	3.17	Business Employees	27
	3.18	Labor Matters	28
	3.19	Employee Benefit Plans	29
	3.20	Environmental Matters	31
	3.21	Absence of Undisclosed Liabilities	31
	3.22	Intercompany Relationships	32
	3.23	Suppliers	32
	3.24	Bank Accounts	32
	3.25	Powers of Attorney	32
	3.26	Brokers’ Fees	32
	3.27	Document Retention	32
	3.28	Investment; Lockup	32
	3.29	Data Breaches	33
	3.30	Accuracy of Documents Furnished	33

i

	3.31	Transaction Bonuses; Debt	33
	3.32	No Other Representations or Warranties	33

4.	REPRESENTATIONS AND WARRANTIES BY THE BUYER		33

	4.1	Organization and Good Standing	33
	4.2	Authority	34
	4.3	No Conflict; No Consents or Approvals	34
	4.4	Investment	34
	4.5	Brokers’ Fees	34
	4.6	Available Funds	34
	4.7	Due Diligence; Independent Investigation	34
	4.8	No Other Representations or Warranties	35

5.	OTHER AGREEMENTS		35

	5.1	Confidentiality	35
	5.2	Tax Matters	36
	5.3	Obtaining of Consents, Waivers and Releases	38
	5.4	Notices to Suppliers and Vendors	38
	5.5	Covenant Not to Compete	38
	5.6	Non-Solicitation	39
	5.7	Cooperation	39
	5.8	Operation in Ordinary Course	40
	5.9	No Sale	40
	5.10	Exclusivity	40
	5.11	Access; Financial Statements	41
	5.12	Public Announcement	41
	5.13	Termination of 401(k) Plan	41
	5.14	Lock-Up Period	41
	5.15	Unredacted Information	42
	5.16	Transaction Bonuses; Debt; Transaction Expenses	42
	5.17	Key Executive Employment Agreements	42
	5.18	Diligence Datasite Control	42
	5.19	Retention and Access to Records	42
	5.20	Indemnification	43
	5.21	Branding Change	43
	5.22	Assignment to MFRM Subsidiary	44
	5.23	Satisfaction of Accrued Profit Sharing Bonuses	44

6.	CLOSING		44

	6.1	Closing Conditions	44
	6.2	Closing Conditions of the Sellers	44
	6.3	Closing Conditions of the Buyer	44

7.	TERMINATION		45

	7.1	Termination	45
	7.2	Effect of Termination	46

8.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES		46

9.	INDEMNIFICATION		46

	9.1	Indemnification by the Sellers	46
	9.2	Indemnification by the Buyer	47
	9.3	Limitations on Indemnification	47
	9.4	Indemnification Procedure	49
	9.5	Payment	49
	9.6	Failure to Pay Indemnification	50
	9.7	Exclusive Remedy; Source of Recovery; Distribution of Remaining Escrow Amount	50
	9.8	Equitable Relief	51
	9.9	Tax Treatment of Indemnification Payments	51
	9.10	Diligence; Rights to Indemnification	52

10.	MISCELLANEOUS		52

	10.1	Amendments	52
	10.2	Notices	52
	10.3	Expenses	53
	10.4	Waiver	53
	10.5	Severability	53
	10.6	Entire Agreement	53
	10.7	Disclosure Schedules	54
	10.8	Assignment	54
	10.9	Governing Law	54
	10.10	Counterparts	55
	10.11	No Third Party Beneficiaries	55
	10.12	Injunction; Specific Performance	55

Annexes, Exhibits, Schedules and Disclosure Schedules to Purchase and Sale Agreement

Annex 1	Partnership Interest Ownership
Annex 2	Sample Working Capital Calculation

Exhibit A	Seller Mutual Release and Waiver
Exhibit B	Escrow Agreement
Exhibit C	Restrictive Legends

Schedule 2.6(a)	Payoff Letters; Encumbrances to be Released at Closing
Schedule 5.8	Capitalized Lease Trucks
Schedule 6.3(e)	Required Consents
Schedule 9.1(e)	Special Matters

Disclosure Schedules

Schedule 3.5	No Conflict, No Consents or Approvals
Schedule 3.6	Financial Statements
Schedule 3.7(c)	Tax Matters
Schedule 3.7(e)	List of Tax Returns
Schedule 3.8	Title to and Condition of Assets
Schedule 3.9	Company Facilities
Schedule 3.11	Intellectual Property
Schedule 3.12	Insurance Policies
Schedule 3.13(a)	Material Contracts
Schedule 3.14	Litigation
Schedule 3.15	Compliance with Laws; Permits
Schedule 3.16	Subsequent Events
Schedule 3.18(k)	Labor Matters
Schedule 3.19	Employee Benefit Plans
Schedule 3.23	Suppliers
Schedule 3.24	Bank Accounts
Schedule 3.25	Powers of Attorney
Schedule 3.27	Document Retention Practices
Schedule 3.29	Data Breaches
Schedule 3.31	Transaction Bonuses; Debt

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of March 7, 2014, is entered into by and among Mattress Firm, Inc., a Delaware corporation (the “Buyer”), Christopher T. Cook, an individual (“Cook”), and Sleep Xperts, Inc., a Texas corporation (the “General Partner” and, together with Cook, the “Sellers,” and each individually, a “Seller”).

WHEREAS, the Sellers, collectively, own one hundred percent (100%) of the outstanding partnership interests (the “Partnership Interests”) in Sleep Experts Partners, L.P., a Texas limited partnership (the “Company”), as set forth on Annex 1 attached hereto;

WHEREAS, the Sellers desire to sell, and the Buyer desires to acquire, the Partnership Interests;

WHEREAS, the Company and Sleep Experts II, LLC, a Texas limited liability company and a wholly-owned subsidiary of the Company (the “Subsidiary”) collectively are engaged in the retail sale of mattresses, bedding and related products (the “Business”);

WHEREAS, the Business will be transferred to the Buyer pursuant hereto by means of a sale and purchase of the Partnership Interests; and

WHEREAS, for federal income tax purposes, the exchange of the General Partner’s Partnership Interest in the Company for MFRM Stock is intended to constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      GENERAL.

1.1                               Definitions.  The capitalized terms defined in this ARTICLE 1, whenever used herein, shall have the following meanings for all purposes of this Agreement:

“Affiliate”, when used with respect to a Person, means any other Person that, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such Person.  The term “control” when used above means the ownership, directly or indirectly, of 50% or more of the voting securities of a Person or possessing the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

“Agreement” shall have the meaning given to such term in the introductory paragraph to this Agreement.

“Allocation Statement” shall have the meaning given to such term in Section 2.9.

“Assets” means all of the assets whether real, personal, tangible or intangible used or held for use in connection with the Business, all of which are owned or leased by the Company or the Subsidiary.  It is specifically understood that the term “Assets” includes all of the Company’s and its Affiliates’ right, title and interest in and to the assets reflected on the Financial Statements, other than inventory disposed of in the ordinary course of business.

“Base Amount” means negative Two Million Five Hundred Seventy Nine Thousand Dollars (-$2,579,000).

“Benefit Plans” shall have the meaning given to such term in Section 3.19(a).

“Broker Fees” shall have the meaning given to such term in Section 2.7(b).

“Business” shall have the meaning given to such term in the recitals to this Agreement.

“Business Employees” shall have the meaning given to such term in Section 3.17.

“Buyer” shall have the meaning given to such term in the introductory paragraph to this Agreement.

“Buyer Damages” shall have the meaning given to such term in Section 9.1.

“Buyer Indemnified Persons” shall have the meaning given to such term in Section 9.1.

“Cash and Cash Equivalents” means the aggregate “cash in bank” of the Company and the Subsidiary reflected on the bank statements of the Company and the Subsidiary and online reports published by the financial institutions where such bank deposits are held, plus the amount of any deposits in transit (to the extent that the related accounts receivable are not included in the Current Assets); provided, however, that Cash and Cash Equivalents shall not include the amount of any outstanding checks.

“Cash Closing Payment” shall have the meaning given to such term in Section 2.2(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Closing” shall have the meaning given to such term in Section 2.5.

“Closing Date” shall have the meaning given to such term in Section 2.5.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Combined Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time at or before the Closing Date, includes or has included the Company or any predecessor of the Company, or any other group of Persons that, at any time at or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any predecessor to the Company.

“Company” shall have the meaning given to such term in the recitals to this Agreement.

“Company 401(k) Plan” shall have the meaning given to such term in Section 5.13.

“Company Facilities” shall have the meaning given to such term in Section 3.9(b).

“Company Facility Leases” shall have the meaning given to such term in Section 3.9(b).

“Confidential Information” means (i) any proprietary information concerning the Company, the Subsidiary, the Business or the Assets, (ii) the terms, conditions and Purchase Price set forth in this Agreement and its Disclosure Schedules, Exhibits, and Annexes, and any ancillary agreements contemplated herein, and (iii) any business, financial, operational or other information, data, documents or knowledge exchanged by the parties hereto, or on behalf of such party, whether in writing or orally, in connection with any matter arising under this Agreement other than information that (A) is generally available to the public other than through an act or omission of the utilizing or receiving party; (B) is disclosed with the consent of the parties hereto or (C) is required, in the reasonable opinion of the receiving party, to be disclosed by applicable Law, including securities Laws, or by applicable stock exchange rules.

“Contracts” means all contracts, arrangements, licenses, Leases, guarantees, purchase orders, invoices and other agreements, whether written or oral, to which the Company or the Subsidiary is a party or by which the Company, the Subsidiary, the Business or any of the Assets is subject or bound.

“Cook” shall have the meaning given to such term in the introductory paragraph to this Agreement.

“Cook Branding Activities” shall have the meaning given to such term in Section 5.21.

“Credit Facility” means that certain Credit Agreement, dated as of December 23, 2011 (as amended, supplemented, and otherwise modified from time to time), by and among the Company, the Subsidiary and Wells Fargo Bank, National Association.

“Current Assets” means the consolidated current assets of the Company and the Subsidiary as of the relevant date of determination, determined in accordance with GAAP and, to the extent consistent therewith, the Specified Accounting Principles.  For the avoidance of doubt, Current Assets shall not include (i) Cash and Cash Equivalents, (ii) accounts receivable for uncollected landlord tenant buildout funds or (iii) income, franchise and deferred Tax assets.

“Current Liabilities” means the consolidated current liabilities of the Company and the Subsidiary as of the relevant date of determination, determined in accordance with GAAP and, to the extent consistent therewith, the Specified Accounting Principles.  For the avoidance of doubt, (a) Current Liabilities shall include, without duplication, any and all liabilities of the Company and the Subsidiary for amounts payable to any Seller or Affiliate thereof (other than the Company or the Subsidiary), and (b) Current Liabilities shall exclude (v) accrued profit sharing, (w) Debt (including the current and non-current portions of Debt, lines of credit, accrued and unpaid interest on Debt and all premiums, penalties, fees and other amounts included in or relating to the Payoff Amounts), Transaction Bonuses plus the employer portion of any Taxes applicable thereto or Transaction Expenses, in each case to the extent taken into account in determining the Cash Closing Payment, (x) the current portion of the Company’s or the Subsidiary’s deferred vendor subsidy, (y) the current portion of the Company’s or the Subsidiary’s deferred rent, and (z) income, franchise or deferred Tax liabilities.

“Damages” shall have the meaning given to such term in Section 9.2.

“Debt” means, with respect to any Person, all liabilities (without duplication): (i) for money borrowed from banks or similar financial institutions or evidenced by bonds, debentures, notes or other similar instruments (including any notes issued in connection with any acquisition undertaken by the Company or the Subsidiary); (ii) under any capitalized leases; (iii) under any interest rate protection agreements (valued on a market quotation basis); (iv) for any debt-like obligation in respect of the deferred purchase price of property with respect to which such Person is liable as obligor; (v) for any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing, in each case determined in accordance with GAAP, and (vi) guarantees of any of the foregoing on behalf of another Person.

“Deductible” shall have the meaning given to such term in Section 9.3(a).

“Default Rate” shall have the meaning given to such term in Section 9.6.

“Direct Claim” shall have the meaning given to such term in Section 9.4(b).

“Direct Claim Response Period” shall have the meaning given to such term in Section 9.4(b).

“Disclosure Schedule” or “Disclosure Schedules” means the Disclosure Schedules delivered by the Sellers simultaneously with the execution and delivery of this Agreement, as updated in accordance with this Agreement.

“Disclosure Schedule Update” shall have the meaning given to such term in Section 10.7.

“Distributed Materials” shall have the meaning given to such term in Section 10.6.

“DOL” means the U.S. Department of Labor.

“Employment Agreements” shall have the meaning given to such term in Section 5.17.

“Encumbrance” means any claim, lien, pledge, charge, liability, encumbrance, security interest, easement, servitude, option, right of first refusal, transfer restriction or other interest that materially diminishes the utility of rights in or value of the property encumbered including any restriction on use, voting or exercise of any attribute of ownership.

“Environmental Laws” means all Laws, rules, regulations, statutes, ordinances, decrees or orders of any Governmental Body relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, (1) the terms and conditions of any license, permit, approval, or other authorization by any Governmental Body, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Body.  The term “Environmental Laws” shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., RCRA, the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., CERCLA, the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and any state, county, or local regulations similar thereto.

“Equity Consideration Amount” means Three Million Two Hundred Fifty Thousand and No/100 Dollars ($3,250,000.00).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means any person that, together with the Company, as of any date during the six (6)-year period immediately preceding the Closing Date was or is required to be treated as a single employer under Section 414 of the Code or Section 4001(a)(14) of ERISA.

“Escrow Account” has the meaning set forth in Section 2.2(b).

“Escrow Agent” has the meaning set forth in Section 2.2(b).

“Escrow Agreement” means an escrow agreement, dated as of the Closing Date, by and among the Buyer, Cook and the Escrow Agent, which Escrow Agreement shall be in substantially the form attached hereto as Exhibit B.

“Escrow Amount” means Four Million Eight Hundred Seventy-Five Thousand and No/100 Dollars ($4,875,000).

“Exchange” shall have the meaning given to such term in Section 5.2(a).

“Final Balance Sheet” shall have the meaning given to such term in Section 2.3(a).

“Final Determination Date” shall have the meaning given to such term in Section 9.5.

“Final Net Working Capital” shall have the meaning given to such term in Section 2.3(a).

“Financial Statements” shall have the meaning given to such term in Section 3.6.

“FLSA” shall have the meaning given to such term in Section 3.18(d).

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“General Cap” shall have the meaning given to such term in Section 9.3(a).

“General Partner” shall have the meaning given to such term in the introductory paragraph to this Agreement.

“General Partner Lock-Up Period” shall have the meaning given to such term in Section 5.14.

“Governmental Body” shall have the meaning given to such term in Section 3.14.

“Hazardous Materials” means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; (iii) radioactive materials; (iv) petroleum or petroleum products (including crude oil); and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated by any Governmental Body under any Environmental Law.

“Indemnified Party” shall have the meaning given to such term in Section 9.4(a).

“Indemnifying Party” shall have the meaning given to such term in Section 9.4(a).

“Independent Accounting Firm” means BDO USA, LLP or, to the extent that BDO USA, LLP is unwilling or unable to accept the engagement contemplated by this Agreement, another nationally recognized independent accounting firm with expertise in resolving disputes of this nature agreed to in writing by the Buyer and the Sellers or, if the Buyer and the Sellers cannot so agree, a firm chosen by lot from two nationally recognized independent accounting firms with expertise in resolving disputes of this nature and with no material business relationship with any party, one of whom shall be proposed by the Buyer and one of whom shall be proposed by the Sellers.

“Initial Damages Amount” shall have the meaning given to such term in Section 9.7(c).

“Initial Release Amount” shall have the meaning given to such term in Section 9.7(c).

“Initial Release Date” shall have the meaning given to such term in Section 9.7(c).

“Intellectual Property” means any or all of the following, and all Intellectual Property Rights therein, arising therefrom, or associated therewith, (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, works of authorship, trade secrets, proprietary information, know how, processes and technology; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vi) all domain names and other materials associated with Internet websites and addresses; and (vii) all tangible embodiments of the foregoing, including drawings, schematics, notebooks, instruction manuals and software (including both source code and object code).

“Intellectual Property Rights” means all proprietary or other rights throughout the world and provided under (i) patent law, (ii) trademark law (iii) copyright law, (iv) semi-conductor chip or mask work law, (v) trade secret law, (vi) database law, (vii) any other statutory provisions, common law principle or principle of law under any jurisdiction in the world that provides protective or other intellectual property rights in Intellectual Property, (viii) domain name law, and (ix) any and all licenses, assignments and other conveyances of rights under any of (i) — (viii).

“Intended Tax Treatment” shall have the meaning given to such term in Section 5.2(a).

“IRS” means the United States Internal Revenue Service.

“Key Employee Agreements” means the Key Employee Agreements dated of even date herewith between the Company and each of the Key Executives.

“Key Executives” means each of Gary Cary, Jim Rowell, Jon Sider, Mitch Willingham and Ashley Zickefoose.

“Knowledge” means the actual knowledge of the Person in question, and in the case of any Seller, after due and reasonable inquiry of the Key Executive or other member of senior management (other than Ashley Zickefoose) who has primary management responsibility for the subject matter in question or who would otherwise be reasonably likely to have more knowledge of the subject matter in question than such Person.

“Landlord Fees” shall have the meaning given to such term in Section 5.3.

“Laws” shall have the meaning given to such term in Section 3.15.

“Leases” means all leases, subleases, licenses and other lease agreements with respect to the Business, together with all amendments, supplements and nondisturbance agreements pertaining thereto, under which the Company or the Subsidiary leases, subleases, licenses or uses any real or tangible personal property used by the Company or the Subsidiary, including the Company Facilities.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that would reasonably be expected to have a material adverse effect on (i) the Assets, the Business, or the results of operations or financial condition of the Business, taken as a whole, or (ii) the ability of the Company or any Seller to consummate the transactions contemplated hereby; provided; however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (a) the effect of any changes in economic conditions or the securities or financial markets in general in the United States or elsewhere (so long as the Company and the Subsidiary are not disproportionately affected by such conditions as compared with other businesses in the same industry as the Company and the Subsidiary); (b) the effect of any changes in the condition of the industry in which the Company and the Subsidiary operate, including without limitation any change or proposed change in Law, or interpretation thereof, affecting such industry (so long as the Company and the Subsidiary are not disproportionately affected by such conditions as compared with other businesses in the same industry as the Company and the Subsidiary); (c) the outbreak or escalation of hostilities, or the occurrence of any other similar crisis including acts of terrorism, military action or any escalation or worsening thereof, but not including natural disasters; (d) the effect of the announcement of the transactions contemplated hereby or the disclosure of the fact that the Buyer is the prospective acquirer of the Company, including any impact that such announcement or disclosure may have on (i) the stock price of MFRM or any of its Affiliates, (ii) the status of the Company’s, the Subsidiary’s, the Buyer’s or any of their respective Affiliates’ vendor relationships, or (iii) the Company’s or the Subsidiary’s workforce; (e) the effect of any action or omission required to be taken or omitted by the Sellers, the Company, the Subsidiary or their respective representatives pursuant to this Agreement or which is otherwise taken or omitted with the prior written consent of the Buyer; (f) any adverse change in or effect on the business of the Company and its Subsidiary that is caused by any delay in consummating the Closing after the Termination Date as a result of any violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Sellers at the Closing; or (g) the exercise of contractual rights or remedies by third parties under any Material Contracts.

“Material Contracts” shall have the meaning given to such term in Section 3.13(a).

“MFRM” means Mattress Firm Holding Corp., a publicly traded Delaware corporation.

“MFRM Stock” shall have the meaning given to such term in Section 2.2(b).

“MFRM Subsidiary” shall mean Cowboys Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of MFRM.

“Net Working Capital” shall mean, as of any date, Current Assets minus Current Liabilities, determined in accordance with this Agreement (including Section 2.3 and Annex 2).

“New Company Information” shall have the meaning given to such term in Section 10.7.

“Partnership Agreement” means that certain Agreement of Limited Partnership of Sleep Experts Partners, L.P., dated April 3, 2003 (as amended, supplemented or otherwise modified from time to time), between the partners named therein.

“Partnership Interests” shall have the meaning given to such term in the recitals.

“Payoff Amount” or “Payoff Amounts” shall have the meaning given to such term in Section 2.7(a).

“Permits” shall have the meaning given to such term in Section 3.15.

“Permitted Encumbrances” means, collectively, (i) statutory liens for Taxes that are not yet delinquent or Taxes that are being contested in good faith by appropriate proceedings; (ii) statutory, common or civil law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens with respect to amounts not yet due and payable that individually or in the aggregate could not reasonably be expected to result in a material reduction in the value of, or interfere in any material respect with the use or operation of, the Assets affected by such items, or which are being contested in good faith; (iii) such other imperfections in title and Encumbrances arising in the ordinary course of business (and not incurred in connection with Debt) that are not material in amount and do not materially interfere with the use of the property encumbered thereby; and (iv) statutory liens in favor of landlords and contractual liens provided to landlords under Company Facility Leases.

“Person” means an individual, firm, corporation, partnership, joint venture, unincorporated association, government or political subdivision thereof, Governmental Body or other entity.

“Pre-Closing Tax Period” means a Tax period (or portion thereof) ending on or before the Closing Date.

“Property Tax” shall have the meaning provided in Section 5.2(b)(ii).

“Protest Letter” shall have the meaning given to such term in Section 2.3(a).

“Purchase Price” shall have the meaning given to such term in Section 2.1.

“Purchase Price Review Period” shall have the meaning given to such term in Section 2.3(a).

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Restricted Period” shall have the meaning given to such term in Section 5.5(a).

“Secondary Damages Amount” shall have the meaning given to such term in Section 9.7(c).

“Secondary Release Amount” shall have the meaning given to such term in Section 9.7(c).

“Secondary Release Date” shall have the meaning given to such term in Section 9.7(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” shall have the meanings given to such terms in the introductory paragraph to this Agreement.

“Seller Damages” shall have the meaning given to such term in Section 9.2.

“Seller Indemnified Persons” shall have the meaning given to such term in Section 9.2.

“Seller Mutual Release and Waiver” shall mean the Mutual Release and Waiver in substantially the form attached hereto as Exhibit A.

“Seller Taxes” means any and all Taxes (a) imposed on the Company or the Subsidiary, or for which the Company or the Subsidiary may otherwise be liable, for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on and including the Closing Date (determined in accordance with Section 5.2(b)); (b) as a result of having been a member of a Combined Group on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or similar provisions of state, local or foreign Law; (c) resulting from or attributable to (i) a breach of any representation or warranty set forth in Section 3.7 (determined without regard to any materiality qualifier) or (ii) a breach by Sellers of any covenant set forth in Section 5.2; (d) of any other Person for which the Company or the Subsidiary is or has been liable as a transferee or successor, by Contract or otherwise; (e) that are social security, Medicare, unemployment or other employment or withholding Taxes owed as a result of any payments made pursuant to this Agreement; or (f) that are Transfer Taxes (except as provided under Section 5.2(d)).

“Share Price” shall mean the weighted-average closing price (by dollar volume) of one share of MFRM Stock over the thirty (30) trading days immediately preceding the Closing Date.

“Special Cap” shall have the meaning given to such term in Section 9.3(a).

“Specified Accounting Principles” means, collectively, those accounting principles, policies, procedures and methodologies used historically by the Company (including in connection with the preparation of the Financial Statements) to the extent consistent with GAAP.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” shall have the meaning given to such term in the recitals to this Agreement.

“Tax” means, however denominated, (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, unclaimed property and escheat obligations, deficiencies and other charges of any kind whatsoever imposed by any Taxing Authority (including, but not limited to, taxes on or with respect to net or gross income, franchise taxes, profits taxes, gross receipts taxes, capital taxes, sales taxes, use taxes, margin taxes, ad valorem taxes, value added taxes, transfer taxes, real property transfer taxes, transfer gains taxes, inventory taxes, escheat and unclaimed property obligations, capital stock tax, license fees, payroll taxes, employment taxes, social security taxes, unemployment taxes, severance taxes, occupation taxes, real or personal property taxes, estimated taxes, rent taxes, excise taxes, occupancy taxes, recordation fees, bulk transfer obligations, intangibles taxes, alternative minimum taxes, doing business taxes, withholding taxes and stamp taxes), together with any interest thereon, penalties, fines, damages, costs, fees, additions to tax or additional amounts with respect thereto, whether disputed or not; or (b)  any liability for the payment of any amounts of the type described in clause (a) as a result of the operation of Law or any express or implied obligation to indemnify any other Person.

“Tax Proceeding” shall have the meaning provided in Section 5.2(c)(ii).

“Tax Return” means any report, return, document, declaration, statement, notice or other documents (including any amendments, elections, disclosures, schedules, estimates and information returns) required to be filed with, or required to be maintained by, any Taxing Authority, including, where permitted or required, combined or consolidated returns for any Combined Group, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration, statement, notice or other document.

“Taxing Authority” means, with respect to any Tax, the Governmental Body or political subdivision thereof that imposes such Tax, and the agency (if any), including the IRS, charged with the collection of such Tax for such entity or subdivision, including any Governmental Body or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Termination Date” shall have the meaning given to such term in Section 7.1(f).

“Third Party Claim” shall have the meaning given to such term in Section 9.4(a).

“Transaction Bonuses” means any bonuses payable by the Company or the Subsidiary to any Business Employee as a result of the transactions contemplated by this Agreement, including any severance payments that are payable as a result of such contemplated transactions (and, for clarity, excluding any severance or other payments that become payable to any Business Employee after the Closing under policies or agreements in effect under the Buyer’s ownership of the Business).

“Transaction Expenses” means all outstanding fees and expenses of the Sellers, the Company, or the Subsidiary incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein and which have not been paid on or prior to the Closing Date.

“Transfer Taxes” shall have the meaning given to such term in Section 5.2(d).

“Unredacted Information” shall have the meaning given to such term in Section 5.15.

1.2                               Construction.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  If a word or phrase is defined, its other grammatical forms shall have a corresponding meaning.  A reference to any agreement or document (including without limitation a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.  A reference to any party to this Agreement or another agreement or document includes the party’s permitted successors and assigns.  A reference to a statute, regulation or other law includes any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.  A reference to a writing includes a facsimile or email transmission of it and any means of reproducing of its words in a tangible and permanently visible form.  The words “hereof,”

“herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule, annex, and exhibit references are to this Agreement unless otherwise specified. The word “including,” “include,” “includes” and all variations thereof, shall mean “including, without limitation”.  The Disclosure Schedules, Exhibits and Annexes attached to this Agreement are incorporated herein by reference and made a part of this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The word “or” will have the inclusive meaning represented by the phrase “and/or”.  “Shall” and “will” have equal force and effect.  Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable, on the date in question in Houston, Texas.  References to “$” or to “dollars” shall mean the lawful currency of the United States of America.  No action shall be required of the parties except on a Business Day and in the event an action is required on a day which is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day.  All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.”  Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

1.3                               Headings.  The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

2.                                      PURCHASE AND SALE; CLOSING.

2.1                               Agreement to Purchase.  In reliance upon the representations, warranties and covenants of the Buyer contained herein, and on the terms and subject to the conditions herein set forth, each Seller agrees to sell and deliver the Partnership Interests owned by each such Seller, as set forth in Annex 1, to the Buyer, free and clear of all Encumbrances other than restrictions on transfer under applicable state and federal securities Laws.  In reliance upon the representations, warranties and covenants of the Sellers contained herein, and on the terms and subject to the conditions herein set forth, the Buyer agrees to purchase the Partnership Interests for an aggregate purchase price equal to Sixty-Five Million and No/100 Dollars ($65,000,000.00) (the “Purchase Price”), subject to certain adjustments as set forth herein.

2.2                               Payment of Purchase Price.

(a)                                 Cash Closing Payment.  At Closing, the Buyer shall deliver to Cook an amount equal to (i) the Purchase Price, less (ii) the Escrow Amount, less (iii) the Equity Consideration Amount, less (iv) the aggregate Payoff Amounts, less (v) the Broker Fees, less (vi) the Transaction Bonuses plus the employer portion of any Taxes applicable thereto, less (vii) Transaction Expenses not paid prior to Closing, less (viii) Debt to the extent not included in the Payoff Amounts and plus (ix) the Cash and Cash Equivalents of the Company and the Subsidiary as determined at 11:59 p.m. on the date immediately prior to the Closing Date (the “Cash Closing Payment”), by wire transfer of immediately available funds to the account or accounts designated in writing by Cook prior to the Closing Date.

(b)                                 Buyer and the Sellers shall appoint JPMorgan Chase Bank, N.A. as the escrow agent (the “Escrow Agent”) to hold the Escrow Amount.  At the Closing, the Buyer shall deposit the Escrow Amount with the Escrow Agent by wire transfer of immediately available funds, such Escrow Amount to be held in a segregated account (the “Escrow Account”) as the primary source for payment of any indemnification obligations of the Sellers set forth in ARTICLE 9, in accordance with Section 9.7.

(c)                                  MFRM Stock.  At Closing, the Buyer shall deliver to the General Partner an aggregate number of shares of common stock of MFRM (the “MFRM Stock”) equal to (A) the Equity Consideration Amount, divided by (B) the Share Price.  MFRM’s stock ledger will reflect the transfer restrictions on the MFRM Stock set forth in Exhibit C.

2.3                               Purchase Price Adjustment.

(a)                                 Final Net Working Capital.  Within seventy-five (75) days after the Closing Date, the Buyer shall submit to the Sellers its written calculations, prepared in accordance with GAAP and, to the extent consistent therewith, the Specified Accounting Principles, of the Net Working Capital as of the Closing Date (the “Final Net Working Capital”), accompanied by the Company’s and the Subsidiary’s consolidated balance sheet as of 11:59 p.m. on the date immediately prior to the Closing Date (the “Final Balance Sheet”).  Annex 2 includes an example calculation of Net Working Capital in accordance with this Agreement as of December 29, 2013 (the “Sample Working Capital Calculation”).  The calculation of the Final Net Working Capital shall be derived from the Final Balance Sheet and shall include only those line items set forth on the Sample Working Capital Calculation, with such changes thereto as may be mutually agreed to by the Buyer and the Sellers in order to reflect differences between the Current Assets and Current Liabilities as of the Closing Date, as compared to those included in the Sample Working Capital Calculation.  If the Buyer and the Sellers cannot mutually agree on changes to the line items in the calculation of the Final Net Working Capital, the proposed changes shall be submitted to the Independent Accounting Firm for final determination; provided that the Independent Accounting Firm shall be instructed to only consider additional line items that would customarily be included in a working capital calculation in accordance with GAAP.  Each Seller and its respective representatives shall be provided access, during normal business hours following reasonable advance notice and in a manner that does not materially interfere with the operations of the Buyer or the Company, to all materials, records and personnel of the Buyer or the Company reasonably necessary for such Seller to verify the amount of the Final Net Working Capital.  The Final Net Working Capital and the Final Balance Sheet submitted by the Buyer to the Sellers shall become final and binding upon the Buyer and the Sellers forty-five (45) days after delivery thereof to the Sellers (the “Purchase Price Review Period”), unless the Sellers, within the Purchase Price Review Period, provide written notice to the Buyer disputing the amount of the Final Net Working Capital or the Final Balance Sheet, setting forth its determination of Final Net Working Capital and specifying in reasonable detail the amount, nature and basis of all disputed items (the “Protest Letter”), in which case the Final Net Working Capital and the Final Balance Sheet of the Company shall not be binding upon the parties and such dispute shall be resolved pursuant to Section 2.3(b).

(b)                                 Dispute.  If the Sellers deliver to the Buyer a Protest Letter in accordance with Section 2.3(a), the Buyer and the Sellers shall attempt to resolve the matter(s) in dispute in good faith.  If any such dispute cannot be resolved by the Buyer and the Sellers within thirty (30) Business Days after the delivery of the Protest Letter (or such longer period as they may mutually agree), then the specific matter(s) in dispute shall be submitted to the Independent Accounting Firm, which shall render its opinion as to such matter(s).  The Buyer and the Sellers shall instruct the Independent Accounting Firm to, and the Independent Accounting Firm shall, make a final determination of the items included in the Final Balance Sheet (to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement. The Buyer and the Sellers will cooperate with the Independent Accounting Firm during the term of its engagement.  The Buyer and the Sellers shall instruct the Independent Accounting Firm to make its determination based solely on presentations by the Buyer and the Sellers that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  Based on such opinion, such Independent Accounting Firm will then send to the Buyer and the Sellers its determination of the Final Net Working Capital and the specific matter(s) in dispute, which determination shall be final and binding on the Buyer and the Sellers; provided, that the Final Net Working Capital may not exceed the amount determined by the Sellers or be less than the amount determined by the Buyer and, in the event the Final Net Working Capital determined by the Independent Accountant falls outside such range, the Final Net Working Capital shall be deemed to equal the amount proposed by the Sellers or the Buyer, as the case may be, to which the Final Net Working Capital determined by the Independent Accountant is closest.  The fees, costs and expenses of the Independent Accounting Firm shall be allocated between the Buyer, on the one hand, and the Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to the Buyer, on the one hand, and the Sellers, on the other hand, bears to the amount actually contested by such Person, as determined by the Independent Accounting Firm.  For example, if the Sellers claims that the Final Net Working Capital is $1,000 greater than the amount determined by the Buyer, and the Buyer contests only $400 of the amount claimed by the Sellers, and if the Independent Accounting Firm ultimately resolves the dispute by awarding the Sellers $300 of the $400 contested, then the costs and expenses of the Independent Accounting Firm will be allocated 75% (i.e., 300 ÷ 400) to the Buyer and 25% (i.e., 100 ÷ 400) to the Sellers.

(c)                                  Final Adjustment.  Not later than five (5) Business Days after the final determination of the Final Net Working Capital in accordance with this Section 2.3, (i) if the amount of the Final Net Working Capital exceeds the Base Amount, then the Buyer shall pay to Cook, by wire transfer of immediately available funds, an amount equal to the excess, and (ii) if the amount of the Final Net Working Capital is less than the Base Amount, the Sellers shall pay to the Buyer by wire transfer of immediately available funds an amount equal to the difference.

2.4                               Landlord Tenant Buildout Funds.  If, at any time during the three (3)-month period following the Closing Date, the Company or the Subsidiary collects any cash funds that relate directly to accounts receivable for any uncollected landlord tenant buildout funds that are outstanding at the Closing Date, then not later than one hundred and twenty (120) days after the Closing Date, the Buyer shall, with respect to each Company Facility for which the Company or the Subsidiary receives landlord tenant buildout funds in full or partial satisfaction of an account receivable, (a) provide the Sellers with a complete and accurate written accounting (and supporting evidence) of the amount of landlord tenant buildout funds collected by the Company on account of such Company Facility during such three (3)-month period and (b) pay to Cook an amount equal to the lesser of (i) the amount of landlord tenant buildout funds so collected in respect such Company Facility or (ii) the applicable leasehold construction costs incurred and paid by the Company or the Subsidiary in respect of such Company Facility as of the Closing Date.

2.5                               Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Buyer’s counsel in Houston, Texas (or such other location as may be agreed by the parties) on the third Business Day after the satisfaction or waiver of the conditions to Closing set forth in Sections 6.1, 6.2 and 6.3 hereof (other than those conditions that by their nature are to be satisfied at Closing), or on such other date as the Sellers and the Buyer may agree in writing.  The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

2.6                               Deliveries and Actions by the Sellers.  At the Closing, the Sellers shall deliver, or cause to be delivered, to the Buyer:

(a)                                 a payoff letter from each lender or other creditor holding Debt of the Company or the Subsidiary that is intended to be repaid as of the Closing (which the Buyer and the Sellers agree are the lenders and creditors listed on Schedule 2.6(a)), which payoff letters shall indicate the amount of Debt to be discharged at the Closing;

(b)                                 such endorsements, assignments or other conveyances as may be required by the Company’s agreement of limited partnership to validly convey each Seller’s ownership interest in the Partnership Interests to the Buyer and to validly admit the Buyer as the sole limited partner of the Company, and MGiant GenPar, LLC, a Delaware limited liability company, as the sole general partner of the Company having a 0% partnership interest.

(c)                                  the minute books, partnership records and limited liability company records, or equivalents thereof, if any, of the Company and the Subsidiary;

(d)                                 evidence, in form reasonably satisfactory to the Buyer, of the release of all Encumbrances (or the pending release of such Encumbrances upon receipt of payment of all amounts giving rise to the same as set forth in any corresponding payoff letters), including those listed on Schedule 2.6(a), other than Permitted Encumbrances, unless waived by the Buyer;

(e)                                  a secretary’s certificate or certificates from the Company, which certifies as true, accurate, and complete, as of the Closing Date, the certificate of formation, agreement of limited partnership, or such other organizational and governance documents of the Company;

(f)                                   a secretary’s certificate or certificates from the Subsidiary, which certifies as true, accurate, and complete, as of the Closing Date, the certificate of formation, agreement of limited liability company, or such other organizational and governance documents of the Subsidiary;

(g)                                  a secretary’s certificate or certificates from the General Partner, which certifies as true, accurate, and complete, as of the Closing Date: (i) a copy of the resolutions of the General Partner’s board of directors, authorizing the execution, delivery, and performance of this Agreement and the ancillary agreements described therein, and the consummation by the General Partner of the transactions contemplated hereby and thereby and (ii) the incumbency of the officer or officers authorized to execute on behalf of the General Partner, this Agreement and any ancillary agreements;

(h)                                 certificates of fact issued by the Secretary of State of the State of Texas evidencing the existence of the Company, the General Partner and the Subsidiary, and statements of franchise tax account status from the Texas Office of the Comptroller, each as of a date that is no more than five (5) Business Days prior to the Closing Date;

(i)                                     certificates of good standing or equivalent documents issued by the Secretary of State for each jurisdiction in which the Company or the Subsidiary, as applicable, is qualified to do business;

(j)                                    a certificate from each Seller conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2), certifying that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code, dated as of the Closing Date and in form and substance satisfactory to the Buyer;

(k)                                 a certificate, dated as of the Closing Date and duly executed by or on behalf of each Seller, certifying the matters set forth in Section 6.3;

(l)                                     evidence, in form reasonably satisfactory to the Buyer, of the consents specified in Schedule 6.3(e);

(m)                             resignations of all officers of the Company and all managers and officers of the Subsidiary, effective as of the Closing Date, in form reasonably satisfactory to the Buyer;

(n)                                 a Seller Mutual Release and Waiver executed by each Seller in substantially the form attached hereto as Exhibit A;

(o)                                 evidence, in form reasonably satisfactory to the Buyer, of the termination of all Employment Agreements with each of the Key Executives and Robert Cook (it being understood and agreed that the Key Employee Agreements delivered at signing are satisfactory to Buyer, subject to compliance with Section 6.3(d));

(p)                                 evidence, in form reasonably satisfactory to the Buyer, of the termination of any Contracts (excluding the Partnership Agreement) existing between or among the Company, the Subsidiary and any of their Affiliates;

(q)                                 a written acknowledgement from FIDUS Partners that all fees, expenses and other payments owing to it and its Affiliates have been paid by the Company or the Sellers (or by Buyer on their behalf) arising from the engagement by the Company of FIDUS Partners, and a waiver and release with respect to the same;

(r)                                    a copy of the Escrow Agreement, duly executed by the Escrow Agent and the Sellers; and

(s)                                   any documentation or consents necessary to change the authorized signatories with respect to any bank accounts of the Company and the Subsidiary.

2.7                               Deliveries and Actions by the Buyer.  At the Closing, the Buyer shall deliver, or cause to be delivered:

(a)                                 to each lender or other creditor of the Company and the Subsidiary set forth on Schedule 2.6(a), the amount of Debt specified in the applicable payoff letters (each, a “Payoff Amount” and collectively, the “Payoff Amounts”);

(b)                                 to FIDUS Partners, the applicable fee payable thereto as broker for the Sellers in the amount specified by the Sellers (the “Broker Fees”);

(c)                                  to Cook, the Cash Closing Payment;

(d)                                 to the General Partner, such instruments of transfer as the Buyer may deem reasonably necessary or desirable to reflect the issuance of the MFRM Stock to the General Partner;

(e)                                  to the Sellers, one or more instruments of accession or other documents as may be required by the agreement of limited partnership of the Company to admit the Buyer and MGiant GenPar, LLC as partners of the Company;

(f)                                   to the Sellers, a secretary’s certificate or certificates from the Buyer, which certifies as true, accurate, and complete, as of the Closing Date: (i) a copy of the resolutions of the Buyer’s board of directors, authorizing the execution, delivery, and performance of this Agreement and the ancillary agreements described therein, and the consummation by the Buyer of the transactions contemplated hereby and thereby; (ii) the incumbency of the officer or officers authorized to execute on behalf of the Buyer, this Agreement and any ancillary agreements; and (iii) the certificate of incorporation and bylaws of the Buyer;

(g)                                  to the Sellers, a certificate issued by the Secretary of State of the State of Delaware evidencing the existence and good standing of the Buyer, as of a recent date;

(h)                                 to the Sellers, a certificate, dated as of the Closing Date and duly executed by an authorized officer on behalf of the Buyer, certifying the matters set forth in Section 6.2; and

(i)                                     a copy of the Escrow Agreement, duly executed by the Buyer.

2.8                               Further Assurances.  At the Closing and at any time or from time to time thereafter, each of the Sellers shall, at the request of the Buyer, take such reasonable actions and execute, acknowledge and deliver such further instruments of conveyance, sale, transfer and assignment to the extent necessary to transfer the Partnership Interests to the Buyer and effect the transactions contemplated by this Agreement, including seeking consent of third parties, to the extent provided herein, with respect to certain of the Contracts with the Company or the Subsidiary.

2.9                               Purchase Price Allocation.  Not later than fifteen (15) days following the date on which Final Net Working Capital is finally determined, the Buyer shall prepare and provide to Sellers a statement allocating the Purchase Price (plus other capitalized costs) among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the

“Allocation Statement”).  Within twenty (20) days after receipt of such Allocation Statement, Sellers will propose to Buyer in writing any reasonable changes to such Allocation Statement together with reasonable documentation supporting such changes (and in the event that no such changes are proposed in writing to Buyer within such time period, Sellers will be deemed to have agreed to, and accepted, the Allocation Statement).  Buyer and Sellers will attempt in good faith to resolve any differences with respect to the Allocation Statement, in accordance with the requirements of Section 1060 of the Code, within fifteen (15) days after Buyer’s receipt of a timely written notice of objection from Sellers. If Buyer and Sellers are unable to resolve such differences within such time period, then any remaining disputed matters will be submitted to the Independent Accounting Firm for resolution. Promptly, but not later than fifteen (15) days after such matters are submitted to it for resolution, the Independent Accounting Firm will determine those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of the Purchase Price, which report shall be conclusive and binding on the parties. The fees and expenses of the Independent Accounting Firm in respect of such report shall be paid one-half by Buyer and one-half by Sellers. The Buyer, the Company, the Sellers, and their respective Affiliates shall report, act and file all Tax Returns in all respects and for all purposes consistent with such Allocation Statement as so finalized, including for purposes of (i) Treasury Regulations Section 1.1060-1 in determining Buyer’s adjustment to the U.S. federal income tax basis of the Assets and (ii) Treasury Regulations Section 1.751-1(a)(2) in determining the character of each Seller’s gain or loss, as the case may be, for U.S. federal income tax purposes in respect of the transactions contemplated by this Agreement.  Further, neither the Buyer, the Company nor the Sellers shall take any position that is inconsistent with such final Allocation Statement unless required to do so by applicable Law.  In the event that any adjustment is required to be made to the Allocation Statement as a result of the payment of any additional purchase price for the Assets or otherwise, Buyer shall prepare, and shall provide to Sellers, a revised Allocation Statement reflecting such adjustment.  Such revised Allocation Statement shall be subject to review and resolution of timely raised disputes in the same manner as the initial Allocation Statement.  Each of Buyer and each Seller shall file or cause to be filed a revised IRS Form 8594 reflecting such adjustment as so finalized for its taxable year that includes the event or events giving rise to such adjustment, and (except as required by future revised Allocation Statements) shall not take any position on any Tax Return or in the course of any Tax audit, review, or litigation inconsistent with the allocation provided in the revised Allocation Statement.

2.10                        Withholding.  Buyer may deduct and withhold from any consideration deliverable pursuant to this Agreement to any Seller such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of any Tax-related Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.11                        Transaction Bonuses.   On the Closing Date, Buyer shall cause to be paid on behalf of the Company or the Subsidiary, as applicable, all Transaction Bonuses by wire transfer of immediately available funds to the applicable payroll account of the Company or the Subsidiary as designated in writing by the Company or the Subsidiary. On the Closing Date, the Company or the Subsidiary, as applicable, shall cause any Transaction Bonuses to be paid to the applicable recipients thereof from such payroll account(s), less all applicable payroll and withholding Taxes.

3.                                      REPRESENTATIONS AND WARRANTIES BY THE SELLERS.  The Sellers, jointly and severally represent and warrant to the Buyer that, except as set forth in the Disclosure Schedules, the following representations and warranties set forth in this ARTICLE 3 are true and correct as of the date hereof (except in any case where a representation and warranty is made as of a prior date, in which case such representation and warranty is true and correct as of such prior date).  When reference is made in the following representations and warranties to “the Company”, reference shall also be deemed to be made to the Subsidiary, such that the applicable representations and warranties are being made with respect to the Subsidiary and the Company, except in any instances where it is clear that the representation and warranty is intended to apply only to the Company or the Subsidiary.

3.1                               Organization and Qualifications.

(a)                                 The Company is duly organized, validly existing and in good standing under the Laws of the State of Texas and is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the nature of the business being conducted requires such entity to be so licensed and qualified.  The Company has the requisite power and authority to own or lease its properties and carry on its business as currently owned or conducted.

(b)                                 The Subsidiary is duly organized, validly existing and in good standing under the Laws of the State of Texas and is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the nature of the business being conducted requires such entity to be so licensed and qualified.  The Subsidiary has the requisite power and authority to own or lease its properties and carry on its business as currently owned or conducted.

3.2                               Partnership Interests and Ownership.

(a)                                 The total number of equity interests of the Company that are issued and outstanding, and the number of those outstanding equity interests owned, directly or indirectly, legally or beneficially by each of the Sellers (or any Affiliate of any Seller) are as set forth in Annex 1.  Other than the Sellers, no Person owns any equity interests or profits interest of the Company.

(b)                                 There are no outstanding (i) securities of the Company convertible into or exchangeable for any equity interests or other securities of the Company, (ii) subscriptions, options, warrants or other rights obligating the Company to issue, or entitling any third party to acquire from the Company, any equity interests or other securities of the Company or (iii) other than this Agreement and the Partnership Agreement, agreements or understandings with respect to the voting, sale, transfer or other restriction on equity interests of the Company to which the Company or any Seller is a party.

(c)                                  All of the Partnership Interests of the Company are owned, directly or indirectly, by the Sellers as set forth on Annex 1, and have been duly authorized and validly issued, are fully paid, non-assessable and free of preemptive rights and will be delivered to the Buyer free and clear of any Encumbrances, other than restrictions on transfer under state and federal securities Laws and the Partnership Agreement.

(d)                                 All of the Partnership Interests were issued in compliance with applicable state and federal securities Laws.  The Partnership Interests are not certificated.

(e)                                  The Company is not obligated to redeem or otherwise acquire any of its outstanding Partnership Interests, and the consummation of the transactions contemplated herein will not trigger any such obligation.

(f)                                   The Company owns all the equity interests of the Subsidiary, and there are no outstanding (i) securities of the Subsidiary convertible into or exchangeable for any equity interests or other securities of the Subsidiary, (ii) subscriptions, options, warrants or other rights obligating the Subsidiary to issue, or entitling any third party to acquire from the Subsidiary, any equity interests or other securities of the Subsidiary or (iii) agreements or understandings with respect to the voting, sale, transfer or other restriction on equity interests of the Subsidiary to which the Subsidiary or the Company is a party.

(g)                                  Other than the Subsidiary, the Company does not have any direct or indirect subsidiaries.

3.3                               Charter Documents and Books.  The Sellers have furnished the Buyer with copies of the Partnership Agreement, certificate of formation, all other organizational and governance documents, and all written evidence of material actions taken, to the extent such written evidence exists, of the Company and the Subsidiary. Those copies are true and correct and contain all amendments through the date hereof.

3.4                               Seller Status; Authority.  The General Partner is a corporation duly created, formed or organized, validly existing and in good standing under the Laws of the State of Texas.  The General Partner has the relevant corporate power and authority to enter into, deliver and perform this Agreement and any other agreement or document necessary to perform this Agreement, and to consummate the transactions contemplated herein, and the execution, delivery and performance of this Agreement and any other agreement or document necessary to perform this Agreement by the General Partner have been duly authorized by all necessary action on its part.  Cook has the requisite competence and capacity to enter into, deliver and perform this Agreement and any other agreement or document necessary to perform this Agreement, and to consummate the transactions contemplated herein.  Each Seller has duly executed and delivered this Agreement.  This Agreement and all ancillary agreements are legal, valid and binding upon and enforceable against each of the Sellers in accordance with their terms (except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

3.5                               No Conflict; No Consents or Approvals.  Neither the execution and the delivery of this Agreement by the Sellers, nor the consummation by the Sellers of the transactions contemplated hereby, will (with or without the giving of notices or the passage of time) (i) violate any applicable Law or other restriction of any Governmental Body or court to which any of the Sellers or the Company is subject or any provision of the agreement of limited partnership or other organizational and governance documents of the Company or (ii) except as set forth on Schedule 3.5, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any Seller or the Company is a party or by which any Seller is bound or to which any of the Partnership Interests, the Company or the Business is subject which (in the case of clause (ii) only) could adversely affect the consummation of the transactions contemplated hereby or result in the imposition of any Encumbrance upon any of the Partnership Interests or the Business.

Except as set forth on Schedule 3.5, no Seller needs to give any notice to, make any filing with or obtain any authorization, consent or approval of, any Governmental Body or other third party in order for the parties to consummate the transactions contemplated by this Agreement.

3.6                               Financial Statements.  Set forth in Schedule 3.6 are the Company’s and the Subsidiary’s consolidated (i) audited balance sheet and reviewed statements of income and cash flows as of and for the fiscal year ended on December 25, 2011, (ii) audited balance sheet and statements of income and cash flows as of and for the fiscal year ended on December 23, 2012, (iii) unaudited balance sheet and statements of income and cash flows as of and for the fiscal year ended on December 29, 2013, and (iv) unaudited balance sheet and statements of income and cash flows as of and for the fiscal month ended February 2, 2014 (collectively the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP, and, to the extent consistent therewith, the Company’s past practices, during the respective periods and present fairly in all material respects the financial condition and the results of operations of the Company as of and for the periods ended on the dates thereof, are correct and complete in all material respects, and are consistent with the books and records of the Company.

3.7                               Tax Matters.

(a)                                 All Tax Returns required to be filed by or with respect to either the Company or the Subsidiary have been duly and timely filed.  Each such Tax Return is true, correct and complete in all material respects.  All Taxes owed by the Company or the Subsidiary or for which the Company or the Subsidiary may be liable which are or have become due have been paid in full (whether or not shown as due and payable on any Tax Return).  All Tax withholding and remitting requirements imposed on or with respect to the Company or the Subsidiary have been satisfied in all material respects. The Company and the Subsidiary have each properly received and maintained any and all certificates, forms and other documents required by Law for any exemption from withholding and remitting any Taxes.  There are no Encumbrances (other than liens for current period Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings and with respect to which adequate reserves have been established on the Financial Statements) on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)                                 Neither the Company nor any Subsidiary has any liability for Taxes (whether due or to become due) with respect to the income, property and operations of the Company or such Subsidiary, except for Tax liabilities (i) reflected in the Financial Statements or (ii) that have arisen after the date of the Financial Statements in the ordinary course of business and in a manner and at a level consistent with prior periods.

(c)                                  Except as set forth in Schedule 3.7(c), there is no written claim against the Company or any Subsidiary for any Taxes, and no deficiency, adjustment or assessment has been asserted, proposed, or, to the Knowledge of Sellers, threatened with respect to any Taxes or Tax Returns of or with respect to the Company or any Subsidiary.  Except as set forth in Schedule 3.7(c), no Tax audits or administrative or judicial proceedings are being conducted, pending, or to the Knowledge of Sellers, threatened with respect to the Company or any Subsidiary.  No claim has ever been made by a Taxing Authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(d)                                 There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or the Subsidiary or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company or the Subsidiary.

(e)                                  Schedule 3.7(e) lists all state, local and foreign income, franchise and similar Tax Returns filed or required to be filed with respect to the Company and the Subsidiary for the three taxable years ending prior to the Closing Date, indicates those Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit, and indicates those Tax Returns whose audits have been closed.  The Sellers have made available to Buyers true and complete copies of all income, franchise, and other Tax Returns filed by the Company or the Subsidiary during the past three (3) years and all correspondence to the Company or the Subsidiary from, or from the Company or the Subsidiary to, a Taxing Authority related thereto.

(f)                                   Other than the Company’s ownership of 100% of the membership interests of the Subsidiary, none of the Assets includes any stock, partnership interests, limited liability company interests, legal or beneficial interests of any other Person, and none of such Assets is held in an arrangement that is a partnership for U.S. federal Tax purposes.  Neither the Company nor the Subsidiary currently has or has ever had, a permanent establishment (as defined by applicable tax treaty) or other taxable presence in any foreign country.

(g)                                  Neither the Company nor the Subsidiary is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements.  Neither the Company nor the Subsidiary has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax Law), or as a transferee or successor, or by contract or otherwise.  Neither the Company nor the Subsidiary has ever been a member of a Combined Group.

(h)                                 Neither the Company nor the Subsidiary has entered into any agreement or arrangement with any Taxing Authority that required the Company or the Subsidiary to take any action or refrain from taking any action.  Neither the Company nor the Subsidiary is a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(i)                                     The Company has at all times since its formation been, and at the time of the Closing will be, classified as a partnership for U.S. federal income tax purposes (and state and local Tax purposes where applicable) and has never filed an election under Treasury Regulation Section 301.7701-3 to be classified as an association taxable as a corporation for U.S. federal income tax purposes (and state and local Tax purposes where applicable).  The Subsidiary has at all times since its formation been, and at the time of the Closing will be, classified as a disregarded entity for U.S. federal income tax purposes (and state and local Tax purposes where applicable) and has never filed an election under Treasury Regulation Section 301.7701-3 to be classified as an association taxable as a corporation for U.S. federal income tax purposes (and state and local Tax purposes where applicable).

(j)                                    Neither the Company nor any Subsidiary has participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in any “reportable transaction”

within the meaning of Treasury Regulations Section 1.6011-4(b) (and all predecessor regulations).

(k)                                 There is no property or obligation of the Company or the Subsidiary, including uncashed checks to vendors, customers or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property Laws.

(l)                                     No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or the Subsidiary.

(m)                             All of the Company’s and the Subsidiary’s material property that is subject to property Tax has been properly listed and described on the property Tax rolls of the appropriate Taxing Authority for all periods prior to Closing and no portion of the Company’s or the Subsidiary’s property constitutes omitted property for property Tax purposes.

(n)                                 No Seller is a foreign person within the meaning of Section 1445 of the Code.

3.8                               Title to and Condition of Assets.  Except as set forth on Schedule 3.8, the Company or the Subsidiary has good and conveyable title to or, in the case of leased property and assets, has valid and enforceable leasehold interests in, all of the Assets and properties necessary for the conduct of the Business as presently conducted, in each case free and clear of all Encumbrances other than Permitted Encumbrances.  No Assets, licenses or other rights that are used in the Business are held of record by any Seller or any Affiliate of any Seller (other than the Company or the Subsidiary).  The Assets and leasehold improvements of the Company and the Subsidiary are in all material respects in good operating condition, reasonable wear and tear excepted, and are adequate for the purposes for which they are being used.  No inventory is held for consignment.

3.9                               Real Estate.

(a)                                 The Company owns no real property in fee nor does the Company have any such real property under contract or option to purchase.

(b)                                 The Company has a valid, binding and enforceable leasehold interest in each of the leased real properties (collectively, the “Company Facilities”) described in Schedule 3.9(b)(i), free and clear of any Encumbrances, except for the Company Facility Leases and Permitted Encumbrances.  Each Lease and all amendments thereto evidencing such leased real property (the “Company Facility Leases”) are listed on Schedule 3.9(b)(ii), setting forth, in respect of each Company Facility Lease, the date and name of the parties to such Company Facility Lease and a description of the leased premises, redacted to remove identifying store location information.  The Company presently occupies each such Company Facility free of any subleases, occupancy agreements, licenses, concessions or other agreements granting to any party or parties (other than the Company, the Subsidiary and the applicable landlords) a right of use or occupancy of any portion of such leased real property.  Except to the extent accrued on the Company’s balance sheet and taken into account in the calculation of Net Working Capital, there are no past due rental payments, unpaid rental payments, or rental payments in arrears with respect to any Company Facility Lease.  The Company’s possession of the Company Facilities under each of the Company Facility Leases has not been disturbed and, except for ordinary course common area maintenance adjustment and similar reconciliation processes required by the Company Facility Leases, there are no material disputes with respect to any of the Company Facility Leases.  Each Company Facility Lease is valid and enforceable in accordance with its terms, and in full force and effect, and no default or event which with the giving of notice or the passage of time, or both, will constitute a default has occurred under any Company Facility Lease or, to the Sellers’ Knowledge, been claimed to have occurred by either the landlord or the tenant thereunder.  All Company Facilities and tenant improvements located on or within such Company Facilities are in good operating condition, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are currently being used.  The Company has not received any written notice (or to the Knowledge of the Sellers, verbal notice) that its occupancy, use or the condition of any Company Facility is in violation of any applicable Laws, zoning ordinances or land use restrictions.  No security deposit or portion thereof deposited with respect to any Company Facility Lease has been applied in respect of a breach of or default under any of the Company Facility Leases that has not been re-deposited in full (to the extent required under any such Company Facility Lease).  The Company does not owe any brokerage commissions or finder’s fees with respect to any of the Company Facility Leases.  Except as provided under the express terms of the Company Facility Leases (including with respect to Company Facilities that are not yet open for retail business), as of the date hereof there are no unsatisfied capital expenditure or remodeling obligations of the Company under any of the Company Facility Leases, other than ordinary maintenance and repair obligations.  Except for Encumbrances under the Credit Facility, the Company has not assigned, transferred, sublet, or granted any person the right to use or occupy any of the Company Facilities arising under the Company Facility Leases or granted any other security interest in any Company Facility Lease or any interest therein.  No security deposit or portion thereof deposited with respect to the Company Facility Leases has been applied in respect of a breach or default under any such Company Facility Lease, which has not been replenished in full. The Company has not made any modifications to the Company Facilities that will be required to be restored or otherwise removed at the expiration or termination of any Company Facility Lease.

(c)                                  The Company does not have a leasehold interest in any leased real property other than the Company Facilities.  Prior to the date hereof, the Sellers have provided the Buyer with true, correct and complete copies of all Company Facility Leases, except as redacted to remove identifying store location information.  The Company Facility Leases constitute all of the written and oral agreements of any kind for the leasing, rental, use or occupancy of leased real property to which the Company is a party.  The Company Facility Leases are the result of bona fide arms- length negotiations between the parties thereto.  Except as set forth on Schedule 3.9(c), there are no Company Facility Leases under which the delivery date has not yet occurred.  Except as set forth on Schedule 3.9(c), there are no unsatisfied capital expenditure requirements or construction or remodeling obligations of the Company or the Subsidiary under any of the Company Facility Leases.

3.10                        Accounts Receivable.  All of the Company’s accounts receivable represent valid obligations due to the Business and no claim for any offset or other defenses to the payment thereof have been made or, to the Knowledge of the Sellers, threatened by the third parties that are liable for such payment.

3.11                        Intellectual Property.

(a)                                 Schedule 3.11 sets forth a complete and correct list of all patents and patent applications and all registered trademarks, service marks and trade names; and all registered copyrights included in the Intellectual Property and of all Intellectual Property licensed from a third party (other than shrink-wrapped software that is generally available in the commercial markets such as word processing programs), and, to the extent licensed from a third party, Schedule 3.11 so indicates and identifies the licensor and the agreement pursuant to which such Intellectual Property is licensed.  The Intellectual Property currently used by the Company and the Subsidiary in connection with the Business constitutes all of the Intellectual Property Rights necessary and sufficient for the lawful operation of the Business as presently conducted and the Company will enjoy the same rights to such Intellectual Property following the consummation of the transactions contemplated herein.  All of the Intellectual Property currently used by the Company and the Subsidiary in connection with the Business is owned by the Company free and clear of all Encumbrances (other than Permitted Encumbrances, and except for Encumbrances under the Credit Facility) or the Company has a valid license from a non-Affiliate third party to use the same.

(b)                                 The conduct of the Business does not infringe the Intellectual Property Rights of any Person, and in the past five (5) years no written claims have been made to any Seller or the Company by any Person or entity that the Company does not own or have the right to use any Intellectual Property, or that the use of any Intellectual Property by the Company infringes the Intellectual Property Rights of any third party.

3.12                        Insurance Policies.  Schedule 3.12 contains an accurate list of all policies of insurance currently maintained by any Seller or the Company (indicating in each case which Seller or entity holds such policy) covering or affecting the Company, the Business or any of the Company’s Assets.  The Sellers have made available to the Buyer true and correct copies of all such insurance policies.  All such policies are valid and outstanding and neither any Seller, the Company nor the Subsidiary has agreed to modify or cancel any of such insurance policies prior to the date hereof, nor has any Seller or the Company received notice of any actual or threatened modification or cancellation of any such insurance.  All premiums due and payable on or prior to the date hereof for the insurance policies listed in Schedule 3.12 have been duly paid.

3.13                        Contracts.

(a)                                 Schedule 3.13(a) lists each of the following Contracts (the “Material Contracts”):

(i)                                     each Contract that evidences any Debt of the Company or the Subsidiary;

(ii)                                  each Contract (other than Leases), whether in the ordinary course of business or not, involving a present or future remaining or unsatisfied obligation of the Company or the Subsidiary to purchase or deliver property, goods or services of an amount or value in excess of $50,000 each, or for a term in excess of one year;

(iii)                               all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting or advertising Contracts providing for remaining or unsatisfied payments to or from the Company or the Subsidiary in excess of $50,000 each, or for a term in excess of one year;

(iv)                              agreements or commitments to make future capital expenditures in excess of $50,000 with respect to the Business (excluding requirements under Company Facility Leases with respect to Company Facilities that are not yet opened for retail);

(v)                                 agreements to sell, lease or otherwise dispose of any material assets or properties of the Company other than in the ordinary course of business;

(vi)                              all Leases;

(vii)                           all Contracts with any Seller or any Affiliates of a Seller (other than the Company);

(viii)                        all non-compete or similar Contracts restricting the scope of the conduct of the Business or prohibiting the Company or any Seller from engaging in any other type of business or operating in any geographic area;

(ix)                              all other Contracts entered into outside of the ordinary course of business with a value in excess of $50,000 each, or for a term in excess of one year;

(x)                                 all employment Contracts with employees or contract workers and any Contract with any employee that provides for the payment of severance upon a “change of control” of the Company or the termination of such employee’s employment or which is in the nature of a stay bonus or retention bonus;

(xi)                              all franchise agreements and all amendments thereto; and

(xii)                           the Partnership Agreement and any other Contract creating or governing any joint venture or partnership.

(b)                                 The Sellers have provided the Buyer complete and accurate copies of each of the Material Contracts including all amendments thereto, except that the Company Facility Leases have been redacted to remove identifying store location information and, after complying with Section 5.15, the Sellers will have provided the Buyer complete and accurate copies of the Company Facility Leases.  Each Material Contract is valid and binding on the respective parties thereto and is in full force and effect.  There are no existing defaults, violations or breaches by the Company or the Subsidiary under any Material Contract that affect or will affect the enforceability of such Material Contract or any party’s rights thereunder, or which would reasonably be likely to give rise to any Damages.  To the Knowledge of each Seller, none of the counterparties to any Material Contract is in breach or default thereunder.

3.14                        Litigation.  Except as set forth on Schedule 3.14, there is no suit, action, proceeding, investigation, claim, complaint or accusation pending or, to the Knowledge of any Seller, threatened against the Company or any Seller in any court or before any arbitration panel of any kind or before or by any federal, provincial, state, local, foreign or other governmental agency, department, commission, board, bureau, instrumentality or body (each, a “Governmental Body”).  There is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitration panel or Governmental Body against or materially affecting the Business, the Company, the Partnership Interests or the ability of the Sellers to consummate the transactions contemplated hereby.

3.15                        Compliance with Law.  The Company is in compliance in all material respects with all federal, state, local and foreign laws, statutes, rules, decrees, regulations, codes (including the Code), ordinances and orders (collectively, the “Laws”) applicable to the Business and, to the Knowledge of the Sellers, has filed with the proper authorities all statements and reports required by all applicable Laws.  Except as set forth on Schedule 3.15, since January 1, 2011, neither the Company nor any Seller has received written notice (or, to the Knowledge of the Sellers, verbal notice) of any violation of any Laws applicable to the Business.  The Company currently holds all material licenses, certificates, registrations or permits (collectively “Permits”) required in the operation of the Business.  All of the Permits will be available for use by the Company and the Subsidiary immediately after the Closing.

3.16                        Subsequent Events.  Since December 29, 2013, (i) no Material Adverse Effect has occurred, and (ii) without limiting the foregoing, the Company has not:

(a)                                 discharged or satisfied any claim with respect to borrowed money, or paid any obligation or liability (fixed or contingent) for money borrowed other than current liabilities shown on the Financial Statements and current liabilities incurred since December 29, 2013 in the ordinary course of business;

(b)                                 changed its fiscal year end;

(c)                                  knowingly permitted any Encumbrance to be imposed upon any of the Assets;

(d)                                 canceled any debts or settled or compromised any material claims, in whole or in part, except in each case in the ordinary course of business;

(e)                                  sold, leased, transferred, assigned or relocated any Assets, other than inventory sold in the ordinary course of business consistent with past custom and practice;

(f)                                   sold, assigned, licensed, sublicensed or transferred any material Intellectual Property or sold, assigned, licensed, sublicensed or transferred any other Intellectual Property outside the normal course of business;

(g)                                  made any capital expenditure or commitment therefor in excess of $50,000 other than those listed on Schedule 3.16;

(h)                                 suffered any damage, destruction, or loss (whether or not covered by insurance) of the Assets or the Company Facilities;

(i)                                     except as set forth on Schedule 3.16, made or agreed to make any charitable contributions or pledges therefor, or incurred any other non-business expense, in each case that are payable after the Closing;

(j)                                    materially changed its credit policy as to sale of inventories or collection of receivables;

(k)                                 materially changed its customer warranty policies;

(l)                                     decreased in any material respect expenditures with respect to promotion and advertising or maintenance and repairs relative to budgets delivered to the Buyer, and other than in the ordinary course of business;

(m)                             entered into any joint venture, partnership or similar arrangement;

(n)                                 amended, modified or terminated any Material Contract (except as contemplated or required by this Agreement);

(o)                                 made any non-cash distributions to Sellers or redeemed any of its outstanding equity interests;

(p)                                 made any material changes in its accounting policies or practices;

(q)                                 entered into, terminated or amended any Benefit Plan except for such amendments required by applicable Law or the effect of which could reasonably be expected to be advantageous to the Business;

(r)                                    increased the rate of compensation of, or pay or agreed to pay any benefit, perquisite, award, payment in kind, or other similar payment to any current or former employee, contractor, officer or partner of the Business, except (i) normal salary increases in the ordinary course of the Business, (ii) the Transaction Bonuses, or (iii) as may be required by the terms of any existing Benefit Plan; or

(s)                                   agreed in writing (or, to the Knowledge of the Sellers, verbally) to do any of the things listed in clauses (a) through (r) of this subsection.

3.17                        Business Employees.  The Sellers have provided to the Buyer a complete and accurate list of the names of all employees engaged in the Business (determined as of the date set forth on the list) (the “Business Employees”), which list indicates for each Business Employee (i) the current compensation levels (including annualized salary or base hourly wage rate and bonus opportunity for the 2014 calendar year and any and all commission or other compensation arrangements between the Company and such Business Employee), (ii) work location, (iii) title or job description, (iv) current work or leave status, (v) the date such employee first became employed in the Business, and, if applicable, the date rehired, and (vi) whether such employee is a party to an employment or severance agreement or is otherwise entitled to any employee benefits that are not available generally to all employees.

3.18                        Labor Matters.

(a)                                 The Company is not and has never been a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and currently, to the Knowledge of each Seller, there are no known organizational campaigns, petitions or other unionization activities seeking recognition of any other collective bargaining unit.

(b)                                 There are no strikes, slowdowns, work stoppages or material labor relations controversies pending or, to the Knowledge of the Sellers, threatened between the Company and any of its employees, and the Company has not experienced any such strike, slowdown, work stoppage or material controversy within the past three (3) years.

(c)                                  Except for any noncompliance with Law for which the Buyer Indemnified Persons are indemnified pursuant to Section 9.1(e), the Company is in compliance with all applicable Laws relating to employment practices and the employment of labor or use of contract workers, including, without limitation, those related to immigration, wages, hours and the payment and withholding of taxes and other sums as required by the appropriate Governmental Body, and has withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(d)                                 As of three (3) years prior to the Closing Date and to the Knowledge of any Seller, for purposes of the Fair Labor Standards Act of 1938, as amended (“FLSA”), and all other applicable Laws, (i) all individuals characterized and treated by the Company as consultants or independent contractors are properly treated as independent contractors; (ii) all current or former employees compensated on a commission or piecework basis qualify or qualified for an applicable exemption, including section 7(i) of the FLSA; and (iii) all current and former employees classified as exempt under the FLSA and applicable Laws are or have been properly classified.

(e)                                  The Company has paid in full to all its respective employees, retired employees and contractors or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, overtime pay, benefits and other compensation due to or on behalf of such employees, retired employees and contractors.

(f)                                   There is no claim, demand, or, to the Knowledge of the Sellers, investigation of or against the Company with respect to immigration, payment of wages, salary or overtime pay that has been asserted, is now pending or, to the Knowledge of any Seller, threatened before any Governmental Body or otherwise with respect to any persons currently or formerly employed by the Company, or with respect to any current or former applicant, consultant, leased employee, volunteer, intern or independent contractor.

(g)                                  The Company does not knowingly utilize or continue to utilize contractors who fail to comply with Form I-9, Employment Eligibility Verification, obligations relating to the contractor’s employees or who otherwise fail to comply with U.S. immigration Laws.

(h)                                 Since January 1, 2011, the Company has not received any notices from the Social Security Administration or the U.S. Department of Homeland Security regarding a “mismatch” of employee names and Social Security Numbers or employee names and immigration-related documents.

(i)                                     The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

(j)                                    There is no charge or proceeding with respect to a violation of any occupational safety or health standards that is now pending or, to the Knowledge of the Sellers, threatened with respect to the Company.

(k)                                 Except as set forth on Schedule 3.18(k), there is no demand asserted or charge against the Company of discrimination in employment or employment practices, for any reason, including, without limitation, related to age, gender, race, national origin, disability, religion or other legally protected category or activity, which is now pending or, to the Knowledge of the Sellers, threatened before the U.S. Equal Employment Opportunity Commission, Texas Workforce Commission, or any other Governmental Body in any jurisdiction in which the Company has employed or currently employs any person.

(l)                                     All active wage garnishments and other deductions from wages are conducted with proper written authorizations, and the Company has withheld and remitted all of such garnishments as specified by the applicable Governmental Body.

3.19                        Employee Benefit Plans.

(a)                                 Plans and Material Documents.  Schedule 3.19(a) is a complete and accurate list of the Benefit Plans.  For purposes of this Agreement, the term “Benefit Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA, whether written or unwritten, or whether funded or unfunded), and any other benefit agreement, program, plan or arrangement, including, without limitation any bonus plan, deferred compensation plan, incentive compensation or retention plan, equity purchase plan, equity incentive or option plan, equity award plan, phantom unit plan, golden parachute agreement or arrangement, severance pay plan, cafeteria plan, employee assistance program, vacation policy or plan, employment contract, retention incentive agreement, noncompetition agreement, consulting agreement, confidentiality agreement, severance agreement or plan, and other plan, program, agreement, arrangement or understanding that is sponsored, maintained, administered or contributed to by the Company or any ERISA Affiliate for the benefit of any Business Employee or with respect to which the Company or any ERISA Affiliate may have any liability, contingent or otherwise.  The Sellers have made available to the Buyer with a complete and accurate copy of each Benefit Plan (and all amendments thereto) and a complete and accurate copy of each material document prepared in connection with each such Benefit Plan including, where applicable, without limitation, (i) a copy of each trust or other funding arrangement, (ii) the most current summary plan description, booklet, or other descriptive written materials, and each summary of material modifications prepared since the last summary plan description, (iii) the three most recently filed annual IRS Forms 5500, (iv) the most recent financial statement, (v) the most recent IRS determination or opinion letter, and (vi) all other correspondence from the IRS or the DOL received that relate to one or more of the Benefit Plans with respect to any matter, audit or inquiry that is still pending.  Neither the Company nor any ERISA Affiliate has any express or implied commitment (i) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Benefit Plan, other than any modification required to comply with ERISA or the Code.

(b)                                 Absence of Certain Types of Plans.  Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, had an obligation to contribute to, or incurred any liability with respect to, any of the following: (i) a multiemployer plan, as such term is defined in sections 3(37) or 4001(a)(3) of ERISA, or a union-sponsored multiemployer welfare benefit fund maintained pursuant to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, (ii) an employee pension benefit plan (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, or (iii) a voluntary employees beneficiary association that is or was intended to satisfy the requirements of Section 501(c)(9) of the Code.  Each of the Benefit Plans is subject only to the Laws of the United States, or a political subdivision thereof.  No Benefit Plan provides for the grant of options, restricted equity, equity appreciation rights, phantom equity or other equity-based awards or contingent compensation.

(c)                                  Compliance with Applicable Law.  With respect to each Benefit Plan:  (i) such plan has been established, operated and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) no breach of fiduciary duty has occurred nor any transaction or failure to act that would subject the Company to any liability for a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; (iii) the Company has performed all obligations required to be performed by the Company; (iv) no non-exempt prohibited transaction (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred; (v) there is no pending or, to the Knowledge of the Sellers, threatened or contemplated, litigation, action, proceeding, investigation or claim asserted, other than routine claims for benefits; (vi) each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Sellers, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan; (vii) all contributions or other amounts payable by the Company as of the date hereof with respect to each Benefit Plan have been made on or before their due dates; and (viii) no Benefit Plan provides post-employment/post-retirement welfare benefits except as required by part 6 of Title I of ERISA, Section 4980B of the Code or other applicable law.

(d)                                 No Implied Rights.  Nothing contained herein, express or implied, is intended to or shall confer upon any employee or former employee or partner of the Company any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including any rights of continued employment for any period.

(e)                                  No Severance or Accelerated Vesting.  The consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as a termination of employment), will not (A) entitle any current or former employee or partner of the Company to severance pay or any other payment under a Benefit Plan, (B) accelerate the time of payment or vesting of benefits under a Benefit Plan, or (C) increase the amount of compensation due any current or former employee or partner of the Company.

3.20                        Environmental Matters.

(a)                                 The Company and the operations of the Business are in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any court or other Governmental Body.

(b)                                 All material licenses, permits, consents or other approvals required under Environmental Laws that are necessary to the operations of the Business have been obtained and are in full force and effect.

(c)                                  There are not any existing, pending, or, to the Knowledge of any Seller, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any Governmental Body directed against the Company that pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations by the Company of any Environmental Law, (iii) personal injury or property damage claims relating to a release of Hazardous Materials by the Company, or (iv) response, removal or remedial costs under the CERCLA or any similar state Law necessitated by any acts of the Company.

(d)                                 There has been no Release in violation of any Environmental Law of any Hazardous Materials by the Company or the Subsidiary at any real property, improvements or related assets that form a part of the Assets currently or formerly owned, leased or operated by the Company.

(e)                                  None of the Company, the Subsidiary or, to the Knowledge of any Seller, any prior owner or operator of the Assets or the Company Facilities, has caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials at any site or facility owned, leased or operated by the Company in the operation of the Business except in material compliance with all applicable Environmental Laws.

(f)                                   All Hazardous Materials used in the ordinary course of the Business, including any sealants, fabric protectors or other similar materials have been stored, used and disposed of in accordance with manufacturer instructions and in compliance in all material respects with Environmental Laws.

(g)                                  No portion of any real property currently or formerly owned, leased or operated by the Company is part of a site listed on the National Priorities List under CERCLA or any similar ranking or listing under any state Law.

3.21                        Absence of Undisclosed Liabilities.  The Company does not have any liability of any nature (absolute, accrued, contingent or otherwise) related to the Business, the Partnership Interests or the Assets which would be required to be reflected on a balance sheet under GAAP, except (i) as expressly set forth in this Agreement or the Disclosure Schedules; (ii) liabilities or obligations reflected or reserved against in the Financial Statements; (iii) liabilities or obligations incurred in the ordinary course of business since December 29, 2013; or (iv) liabilities or obligations that would not have occurred but for the consummation of the transactions contemplated hereby.

3.22                        Intercompany Relationships.  There are no contractual or supply or service relationships (whether or not reduced to writing) relating to the Business between (i) the Company and (ii) any Seller or any Affiliate of a Seller (other than the Company).  There are no intercompany accounts between the Company and any Seller or any Affiliates of the Company or a Seller.

3.23                        Suppliers.  Except as set forth on Schedule 3.23, no material distributor or supplier has terminated, substantially curtailed or threatened in writing (or, to the Knowledge of the Sellers, verbally) to terminate or substantially curtail all or any material portion of its relationship with the Business during the preceding 12-month period.

3.24                        Bank Accounts.  Schedule 3.24 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains any deposit or checking account, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

3.25                        Powers of Attorney.  Schedule 3.25 sets forth a true and complete list of the names of all Persons holding general or special powers of attorney from the Company and a summary of the terms thereof.

3.26                        Brokers’ Fees.  Except in connection with the engagement of FIDUS Partners (fees to which are Transaction Expenses if not paid prior to the Closing), no Seller has incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement for which the Buyer could become liable.

3.27                        Document Retention.  Schedule 3.27 sets forth a description of the document retention practices of the Company, including with respect to records regarding employees and contractors, leases, and litigation.  The Company has at all times acted in accordance with such practices in all material respects.  The Company has preserved all documents and records related to each of the matters set forth on Schedule 3.14, to the extent required by Law.

3.28                        Investment; Lockup.  The General Partner is acquiring the MFRM Stock for investment for its own account and not with a view to sell or otherwise distribute such equity. The General Partner acknowledges that the MFRM Stock not been and will not be registered under the Securities Act or under any state securities Laws and, therefore, cannot be resold or otherwise transferred unless (i) registered under the Securities Act and applicable state securities Laws or (ii) an exemption from registration is available.  The General Partner acknowledges that the MFRM Stock will be subject to the General Partner Lock-Up Period as provided in Section 5.14, and that any resale or transfer of the MFRM Stock will be subject to MFRM’s insider trading policy for so long as Cook is an employee of Buyer.  As a result, the General Partner must bear the risk of investment in the MFRM Stock for an indefinite period of time.  The financial condition of the General Partner is currently adequate to bear the economic risk of an investment in the MFRM Stock.  The General Partner has sufficient knowledge and experience in investment and business matters to understand the economic risk of such an investment.  The General Partner is an “accredited investor” within the meaning of Regulation D of the Securities Act.

3.29                        Data Breaches.  Since January 1, 2011, the Company has not been required to issue, and has not issued, any notifications under any Law relating to the actual or suspected unauthorized access or acquisition of personally identifiable information, and the Sellers have no Knowledge of any such actual or suspected unauthorized access or acquisition of personally identifiable information.  The Company has not undergone any audit or regulatory inquiry from any Governmental Body with respect to privacy or data security of personally identifiable information as such term is defined in applicable Laws related to privacy and security of consumer information and, to the Knowledge of the Sellers, is not subject to any current inquiry from any Governmental Body (including complaints from any individuals provided to such Governmental Body) regarding the same. The Company is in compliance in all material respects with all applicable requirements under Law and industry standards (including but not limited to payment card industry standards), as well as regulatory guidance relating to personally identifiable information and data security.  Except as set forth on Schedule 3.29, neither the Company nor the Subsidiary has purchased any individually identifiable information from any third party.

3.30                        Accuracy of Documents Furnished.  The Sellers have provided the Buyer with true, accurate and complete copies of all documents listed or described in the various Disclosure Schedules attached hereto, except, solely with respect to Leases and financial information provided prior to the date hereof, as redacted to remove identifying store location information.

3.31                        Transaction Bonuses; Debt.  Schedule 3.31 sets forth a complete and correct list of (a) the amount of aggregate Transaction Bonuses currently anticipated to be paid, and (b) each item of the Company’s and the Subsidiary’s Debt and the outstanding balance thereof as of the date hereof, such Schedule 3.31 to be updated prior to Closing in accordance with Section 5.16.

3.32                        No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE 3 (as qualified by the Disclosure Schedules attached hereto) and the documents to be delivered pursuant to Section 2.6, neither the Sellers nor any other Person makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company, the Subsidiary, the Business, the Assets, the Partnership Interests or the transactions contemplated by this Agreement, and the Sellers disclaim any other representations or warranties, whether made by the Sellers or any other Person.  Except for the representations and warranties contained in this ARTICLE 3 (as qualified by the Disclosure Schedules attached hereto) and the documents to be delivered pursuant to Section 2.6, the Sellers hereby disclaim all liability and responsibility for, or any use by the Buyer or its Affiliates or representatives of, any representation, warranty, projection, forecast, statement, or information made, communicated or furnished (orally or in writing) to the Buyer or its Affiliates or representatives (including any opinion, information, projection or advice that may heretofore have been or may hereafter be made available to the Buyer or its Affiliates or representatives, whether in any “data rooms”, “management presentations”, “confidential information memoranda”, or “break out sessions” in response to questions submitted by or on behalf of the Buyer or otherwise by any officer, director, employee, agent or representative of the Company, the Subsidiary or either of the Sellers or any of their respective Affiliates).

4.                                      REPRESENTATIONS AND WARRANTIES BY THE BUYER.  The Buyer represents and warrants to the Sellers that the following representations and warranties set forth in this ARTICLE 4 are true and correct as of the date hereof:

4.1                               Organization and Good Standing.  The Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business being conducted requires the Buyer to be so qualified.

4.2                               Authority.  The Buyer has the necessary power and authority to enter into and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by the Buyer and the performance by the Buyer of its obligations hereunder have been duly authorized by all necessary action on its part.  This Agreement and all ancillary agreements are legal, valid and binding upon and enforceable against the Buyer in accordance with their terms (except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

4.3                               No Conflict; No Consents or Approvals.  Neither the execution and the delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby will (with or without the giving of notices or the passage of time) (i) violate any applicable Law or other restriction of any Governmental Body or court to which the Buyer is subject or any provision of the certificate of incorporation or bylaws (or other organizational documents) of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which the Buyer is bound.  The Buyer does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of, any Governmental Body or other third party in order for the parties to consummate the transactions contemplated by this Agreement.

4.4                               Investment.  The Buyer is acquiring the Partnership Interests for investment for its own account and not with a view to sell or otherwise distribute such equity.  The Buyer acknowledges that the equity interests constituting the Partnership Interests have not been and will not be registered under the Securities Act or under any state securities Laws and, therefore, cannot be resold or otherwise transferred unless (i) registered under the Securities Act and applicable state securities Laws or (ii) an exemption from registration is available.  As a result, the Buyer must bear the risk of investment in the Partnership Interests for an indefinite period of time.  The financial condition of the Buyer is currently adequate to bear the economic risk of an investment in the Partnership Interests.  The Buyer has sufficient knowledge and experience in investment and business matters to understand the economic risk of such an investment.  The Buyer is an “accredited investor” within the meaning of Regulation D of the Securities Act.

4.5                               Brokers’ Fees.  The Buyer has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement for which the Sellers could become liable.

4.6                               Available Funds.  The Buyer has and shall have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of the Cash Closing Payment and all other payment obligations contemplated by this Agreement.

4.7                               Due Diligence; Independent Investigation.

(a)                                 The Buyer has conducted such investigations of the Company, the Subsidiary and the Business as it deems necessary and appropriate, and has received all of the information that it has requested from Sellers, the Company, the Subsidiary and their representatives in connection with the execution and delivery of this Agreement and the documents contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby.

(b)                                 In making the decision to enter into this Agreement and the documents contemplated hereby to which it is a party and to consummate the transactions contemplated hereby, other than reliance on the representations and warranties contained in ARTICLE 3, reliance on the covenants of the Sellers under this Agreement and reliance on the documents to be delivered pursuant to Section 2.6, the Buyer acknowledges and agrees that it has relied solely on its own independent investigation, analysis and evaluation of the Company, the Subsidiary and the Business (including Buyer’s own estimate and appraisal of the value of the Company and the Subsidiary, and the financial condition, operations and prospects of the Company and the Subsidiary).

(c)                                  With respect to any projection or forecast delivered by or on behalf of the Sellers or the Company to the Buyer or its representatives, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) the Buyer is familiar with such uncertainties, (iii) the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it, and (iv) the Buyer shall have no claim against Sellers or their Affiliates or representatives with respect thereto.

4.8                               No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE 4 and the documents to be delivered pursuant to Section 2.7, neither the Buyer nor any other Person makes or shall be deemed to make any other express or implied representation or warranty with respect to the Buyer or the transactions contemplated by this Agreement, and the Buyer disclaims any other representations or warranties, whether made by the Buyer or any other Person.  Except for the representations and warranties contained in this ARTICLE 4 and the documents to be delivered pursuant to Section 2.7, the Buyer hereby disclaims all liability and responsibility for, or any use by the Sellers or their Affiliates or representatives of, any representation, warranty, projection, forecast, statement, or information made, communicated or furnished (orally or in writing) to the Sellers or their Affiliates or representatives (including any opinion, information, projection or advice that may heretofore have been or may hereafter be made available to the Sellers or their Affiliates or representatives, whether in response to questions submitted by or on behalf of the Company or the Sellers or otherwise by any officer, director, employee, agent or representative of the Buyer or any of its Affiliates).

5.                                      OTHER AGREEMENTS.

5.1                               Confidentiality.  After the Closing, the Sellers will treat and hold as confidential all of the Confidential Information, and, except to the extent a claim for indemnification is then pending between the Buyer and the Sellers, deliver promptly to the Buyer or destroy or cause to be destroyed, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information (other than this Agreement, any ancillary agreements described herein, a copy of the Distributed Materials contained in any “data sites” created by or for the benefit of the Sellers as of the Closing Date, and any accounting records or other information that the Sellers may reasonably require to review Buyer’s calculation of Final Net Working Capital and Buyer’s Final Balance Sheet) which are in the possession of the Sellers, any of their Affiliates (other than the Company) or any of their respective agents or representatives.  If any Seller is requested or required (by oral question or request for information or documents in any action or proceeding) to disclose any of the Confidential Information, such Seller will, to the extent legally permissible, notify the Buyer promptly of the request or requirement so that the Buyer may, at its sole cost and expense, seek an appropriate protective order or waive compliance with this Section 5.1.  Each Seller shall (i) enforce the terms of this Section 5.1 as to its representatives and brokers, (ii) take action to the extent necessary to cause its representatives and brokers to comply with the terms and conditions of this Section 5.1, and (iii) be responsible and liable for any breach of the provisions of this Section 5.1 by it or its representatives or brokers.  If, in the absence of a protective order or the receipt of a waiver hereunder, a Seller is, on the written advice of counsel, compelled to disclose any Confidential Information to any Governmental Body, court, arbitrator, or mediator or else stand liable for contempt, such Seller may disclose the Confidential Information to the Governmental Body, court, arbitrator, or mediator; provided, however, that such Seller shall use its commercially reasonable efforts to obtain, at the reasonable request and expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed.

5.2                               Tax Matters.

(a)                                 Tax Treatment.  The Sellers and the Buyer intend that the transactions contemplated by this Agreement be treated for U.S. federal income tax purposes as (i) a sale of the Partnership Interests by the Sellers and (ii) a purchase by the Buyer of the Assets (subject to the liabilities of the Company) pursuant to Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432.  Except as required by Law, none of the parties hereto shall take any position for U.S. federal income tax purposes (and state and local Tax purposes to the extent applicable) that is inconsistent with such treatment (the “Intended Tax Treatment”).  As a result of the Intended Tax Treatment, the parties agree that the Company’s classification for U.S. federal income tax purposes will change from a partnership to being disregarded as an entity separate from the Buyer, with the result that the Company’s tax year will end on the Closing Date.  Except as required by Law, none of the parties shall take any position for U.S. federal income Tax purposes (and state and local Tax purposes to the extent applicable) that is inconsistent with the Intended Tax Treatment.  In addition, for U.S. federal income tax purposes, the exchange of the General Partner’s Partnership Interest in the Company for MFRM Stock (the “Exchange”) is intended to constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code.  The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g).  The parties to this Agreement and their respective Affiliates are not aware of any agreement, plan or other circumstance that would prevent the Exchange from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  None of the parties to this Agreement nor any of their Affiliates shall take or fail to take any action (prior to the Closing) which action or failure to act is intended to prevent the Exchange from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Except as required by Law, the parties to this Agreement shall treat and report the Exchange as a reorganization within the meaning of Section 368(a) of the Code (and any comparable state or local tax statute) for all Tax purposes.

(b)                                 Straddle Periods and Apportionment.  Whenever it is necessary to determine the liability for Taxes of the Company or the Subsidiary for a Straddle Period, the determination of such Taxes of the Company or the Subsidiary for the portion of the Straddle Period ending on, and the portion of the Straddle Period beginning after, the Closing Date shall be determined as follows:

(i)                                     In the case of any Tax of the Company or the Subsidiary that is based on income, sales, revenue, production or similar items, or other Taxes not described in Section 5.2(b) or Section 5.2(c), the amount of such Tax attributable to the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date;

(ii)                                  In the case of any liability for any real property, personal property, ad valorem and similar Taxes (“Property Tax”), the amount of such Property Tax attributable to the Pre-Closing Tax Period shall be deemed to be the amount of such Property Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of days in such Straddle Period; and

(iii)                               For purposes of the Texas franchise Tax, (A) the entire amount of the Texas franchise Tax imposed on the Company or the Subsidiary for any privilege period beginning before January 1, 2015, whether based on taxable capital, earned surplus, or taxable margin, shall be attributable to the Pre-Closing Tax Period, and (B) for the privilege period beginning on or after January 1, 2015, the portion of the Texas franchise Tax imposed on the Company that is attributable to the Pre-Closing Tax Period shall equal the amount that would be owed if the Company filed a final franchise tax report in accordance with Section 171.0011 of the Texas franchise Tax that is based on the business activity of the Company computed on the period beginning on the day after the last day for which a Texas franchise Tax was computed on a previous report under Chapter 171 of the Texas franchise Tax that included the Company and ending on the Closing Date.

(c)                                  Assistance and Cooperation.  From and after the Closing Date, the Sellers and the Buyer shall:

(i)                                     assist (and cause their respective Affiliates to assist), to the extent reasonably requested by the other party, in preparing any Tax Returns which such other party is responsible for preparing and filing (specifically, if requested by the Sellers, the Buyer shall cause the Company to prepare, execute and file IRS Form 1065 for the taxable period ending on the Closing Date);

(ii)                                  cooperate fully as and to the extent reasonably requested by the other party in preparing for any audit, litigation, contest, dispute, negotiation, or other proceeding (each a “Tax Proceeding”) regarding Taxes of the Company or the Subsidiary;

(iii)                               make available to the other party and to any Taxing Authority, as reasonably requested, all relevant information, records, and documents relating to Taxes or Tax Returns of the Company or the Subsidiary (including, without limitation, information necessary to file Tax Return extensions and make estimated Tax payments); and

(iv)                              furnish the other party, upon such party’s reasonable request, with copies of all correspondence received from any Taxing Authority in connection with any Tax Proceeding with respect to any Taxes imposed on the Company or the Subsidiary for the Pre-Closing Tax Period.

(d)                                 Transfer Taxes.  The parties do not anticipate that any transfer, sales, use, value added, excise, filing, recording, documentary, stamp or other similar Taxes will arise as a result of the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”).  Notwithstanding the foregoing, if any Transfer Taxes arise as a result of the consummation of the transactions contemplated by this Agreement, the payment of any and all such Transfer Taxes shall be borne one-half by Buyer and one-half by Sellers.  The parties agree to cooperate fully with each other to minimize any such liability for Transfer Taxes to the extent legally permissible, and the parties shall cooperate in the preparation, execution and filing of all Tax Returns regarding any Transfer Taxes that become payable in connection with the transactions contemplated by this Agreement.

(e)                                  Treatment of Transaction Bonuses.  Notwithstanding any provision of this Agreement to the contrary, any Tax deduction arising from the payment of the Transaction Bonuses shall be allocated to the Pre-Closing Tax Period and reflected on the Company’s final income Tax Returns for the taxable period ending on the Closing Date.

5.3                               Obtaining of Consents, Waivers and Releases.  Each party will use its reasonable commercial efforts to take all actions and to do all things necessary, proper or advisable to consummate, make effective and comply with all terms of this Agreement and the transactions contemplated hereby and to obtain the consents and waivers necessary if any asset, property, contract, license, lease, sales order, permit, right or other agreement or commitment of the Company is impaired due to the sale of the Partnership Interests to the Buyer and the parties hereto will use their commercially reasonable efforts to bring about the satisfaction as soon as possible of all of the conditions contained in ARTICLE 6 and to close the transactions contemplated by this Agreement on or prior to March 19, 2014.  The Sellers shall use commercially reasonable efforts to deliver to the Buyer all consents and approvals required in connection with the execution, delivery and performance of this Agreement in form reasonably satisfactory to the Buyer and provide estoppel certificates with respect to any Company Facility, executed by each landlord and confirming the validity of the Company Facility Leases, the existing security deposits, that no defaults are existing (to the landlord’s actual, current knowledge), and such landlord’s consent to the assignment of the Company Facility Lease or the change in control, if required.  The Sellers shall pay, or prior to the Closing Date cause the Company to pay, all landlord fees or expenses required in connection with obtaining the consents and approvals of such landlords to the transactions contemplated herein or otherwise as necessary to permit the operation of the Company Facilities by the Buyer or the Company after Closing, whether incurred before or after the Closing Date (the “Landlord Fees”), and shall reimburse, or prior to the Closing Date cause the Company to reimburse, the Buyer for any such Landlord Fees paid by the Buyer; provided that to the extent that any consents remain outstanding after the Closing Date, the Sellers and the Buyer shall jointly manage all communications with the applicable landlords with respect to the consent process and the Sellers shall be solely responsible for the amount of Landlord Fees (if any).  Any Landlord Fees not paid or reimbursed in accordance herewith prior to the Closing Date shall be deemed to be Current Liabilities of the Company.

5.4                               Notices to Suppliers and Vendors.  Cook shall cooperate with the Buyer after the date hereof in notifying suppliers, vendors, and other third parties having a material business relationship with the Company of the transactions contemplated hereby.

5.5                               Covenant Not to Compete.

(a)                                 Restricted Period.  For an initial period of five (5) years after the Closing Date (the “Restricted Period”), no Seller shall, directly or indirectly (whether as an owner, proprietor, partner, shareholder, officer, employee, independent contractor, director, joint venturer, consultant, lender or investor), (i) engage in the retail sale of mattresses directly to individual consumers in the United States or on any internet website or (ii) without limiting clause (i), solicit Persons who are vendors or customers of the Company or the Buyer or any of its franchisees or Affiliates for the purpose of soliciting any business of the type that is similar to the Business from such Persons; provided, however, that the running of such time period shall be tolled during any period of time during which any Seller violates this Section 5.5(a).  Notwithstanding the foregoing provisions of this Section 5.5(a), a Seller may (y) participate in the above activities as an employee of the Buyer or one of its Affiliates, and (z) own securities in any publicly held Person that is covered by the restrictions set forth in this Section 5.5(a), but only to the extent that such Seller does not own, of record or beneficially, more than two percent (2%) of the outstanding beneficial ownership of such Person.

(b)                                 Reasonableness.  The parties acknowledge and agree that the limitations imposed by this Section 5.5 as to time, geographical area, and scope of activity being restrained are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the other party.

(c)                                  Severability.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.5 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 5.5 shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

5.6                               Non-Solicitation.  For a period of five (5) years from and after the Closing Date, no Seller shall, directly or indirectly, for itself or himself or on behalf of or in conjunction with any other Person, (i) discourage any person from accepting employment with the Buyer, the Company, or any Affiliate or franchisee of the Buyer, (ii) solicit the employment or services of, or cause or attempt to cause to leave the employment or service of the Buyer, the Company or any of their respective Affiliates or franchisees, any person who or which is employed by, or otherwise engaged to perform services for, the Buyer, the Company or any of their respective Affiliates or franchisees (whether in the capacity of employee, consultant, independent contractor or otherwise) or had been an employee of the Buyer, the Company or any of their respective Affiliates or franchisees within the previous six (6) months or (iii) induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer or vendor of the Business, the Buyer, the Company or any of their respective Affiliates or franchisees to reduce or discontinue its business with the Business, the Buyer, the Company or any of their respective Affiliates or franchisees or disclose to anyone else the name and/or requirements of any such customer or vendor; provided, however, that the foregoing shall not prohibit any Seller from soliciting any current or former employee of the Buyer, the Company or any of their respective Affiliates or franchisees by means of general employment solicitations that are not specifically targeted at any such employees and provided further, however, that the running of such time period shall be tolled during any period of time during which any Seller violates this Section 5.6.

5.7                               Cooperation.  Following the Closing, the Sellers shall, at the Buyer’s sole cost and expense, cooperate with the Buyer and its independent public accountant as and when reasonably requested by the Buyer from time to time.  Such cooperation shall include, without limitation, providing the necessary information to complete an audit of the Company and providing appropriate responses, requested information and representation letters to the auditors and otherwise facilitating the ability of the auditors to issue their audit opinion without qualification in connection with the preparation of such audited balance sheets, income statements and statements of cash flows with respect to the Company, all to the extent necessary to provide any necessary audited financial statements with respect to the Company as may be determined and requested by the Buyer, upon the advice of its counsel and the independent public accountant, to be (i) useful in the business of the Buyer or its Affiliates; (ii) necessary to assist the Buyer and its Affiliates in complying with certain covenants contained in agreements or contracts by which the Buyer or its Affiliates are bound; or (iii) required by state or federal law, rules or regulations.  The Sellers expressly acknowledge and agree that, following the Closing, if the Buyer’s independent public accountant requests that the Sellers provide financial data and supporting documentation related to the Company in order to successfully perform or facilitate its audit and review procedures applicable to the Company, the Sellers shall, at the Buyer’s sole cost and expense, cooperate fully with such accountant and shall provide such financial data and supporting documentation to such accountant.  In addition, prior to the Closing, the Company shall, upon reasonable request and advance notice by the Buyer, use commercially reasonable efforts to cause its outside accountants to be available during normal business hours for communications with the Buyer and its outside accountants regarding the integration of the Company’s financial statements with the Buyer’s financial statements on a post-Closing basis and the allocation of the Purchase Price.

5.8                               Operation in Ordinary Course.  From the date hereof until the earlier of the Closing or the date on which this Agreement terminates, the Sellers will (i) cause the Company to conduct the Business only in the ordinary course except to the extent contemplated by this Agreement, in substantially the same manner in which it has been previously conducted and not to undertake any business activities outside the ordinary course without the Buyer’s consent, which shall not be unreasonably withheld; (ii) use its commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain its current relationships with suppliers, distributors, customers and others having business relationships with it; (iii) confer at the Buyer’s reasonable request with reasonable advance notice, with representatives of the Buyer to report operational matters and the general status of ongoing operations; (iv) notify the Buyer of any emergency or any change or event which constitutes a Material Adverse Effect; (v) not modify, increase or expand in any manner any of its compensation arrangements or Benefit Plans, except in the ordinary course of business consistent with past practice and (vi) except for matters that relate solely to U.S. federal income taxes of the Company and the Subsidiary for the Pre-Closing Tax Period, not change any express or deemed election relating to Taxes, settle any claim or controversy relating to Taxes, agree to any adjustment of any Tax attribute, surrender any right or claim to a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Taxes, Tax Return or claim for Taxes, amend any Tax Return, enter into any closing agreement with respect to Taxes, fail to file any Tax Return when due (subject to applicable available extensions), or make any material change to any of its policies, procedures, principles or methods of accounting other than as required by a change of GAAP.  Notwithstanding the foregoing, the Buyer agrees that, prior to Closing, the Company or the Subsidiary may sell any or all of the trucks identified on Schedule 5.8 so long as the Company and the Subsidiary are released from the capitalized lease obligations associated therewith.  The Buyer acknowledges that except as provided in this Agreement it has no rights to control, direct or approve the operations of the Company prior to the Closing.

5.9                               No Sale.  From the date hereof until the earlier of the Closing or the date on which this Agreement terminates, no Seller shall sell, pledge or otherwise encumber any of such Seller’s Partnership Interests.

5.10                        Exclusivity.  From the date hereof until the earlier of the Closing or the date on which this Agreement terminates in accordance with its terms, the Sellers agree that they shall not, and shall cause the Company not to, directly or indirectly through any of their respective officers, directors, partners, employees, stockholders, agents or representatives, (i) discuss or pursue a possible sale, recapitalization, merger or other disposition of the Company, any of the Partnership Interests, any other securities or substantial portion of the assets of the Company or any interest therein with any Person other than the Buyer or its representatives or provide any information to any Person other than the Buyer or its representatives in connection therewith or (ii) except in connection with the performance of this Agreement, disclose the terms of this Agreement to any Person other than the Buyer or its representatives. The Sellers shall promptly notify the Buyer of the receipt by any Seller or the Company of any contact, proposal or offer regarding the direct or indirect acquisition of some or all of the Partnership Interests or assets of the Company.

5.11                        Access; Financial Statements.  From and after the date hereof until the earlier of the Closing or the date on which this Agreement terminates in accordance with its terms, the Sellers will provide the Buyer and its representatives and agents reasonable access (during normal business hours and after reasonable advance notice and in a manner that will not unduly disrupt the Sellers’ business activities) to the books, records, employees, vendors and facilities of the Company.  The Sellers shall provide the monthly financial statements of the Company until the Closing as soon as such financial statements are available after the end of the applicable month, but in no event later than twenty (20) days after the end of the applicable month.  The Sellers shall also provide any other documents, financial or otherwise, reasonably requested by the Buyer.  The Buyer agrees that it shall maintain the confidentiality of any proprietary or confidential information or materials it obtains hereunder in accordance with the provisions of Section 5.1.

5.12                        Public Announcement.  Prior to the Closing, except as may be required by applicable Law or securities exchange regulation, none of the parties will make or issue any public statement or announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties, which shall not be unreasonably conditioned or delayed.  The Buyer and its Affiliates shall have the right to discuss the information disclosed in any such announcement with its investors and lenders.

5.13                        Termination of 401(k) Plan.  Prior to the Closing Date, the Company and the Sellers will take all actions and to do all things necessary, proper or advisable to freeze and terminate the Sleep Experts Partners, L.P. 401(k) Plan (the “Company 401(k) Plan”), with the actual effective date of such freezing and termination of the plan to be effective no later than immediately prior to the Closing, and will have contributed to the trust funding the Company 401(k) Plan sufficient cash to satisfy all benefits payable under the plan as a result of such termination.  The Buyer shall permit the defined contribution plan qualified under Section 401(a) of the Code and maintained by the Buyer (the “Buyer’s Defined Contribution Plan”) to, following the Closing Date and pursuant to Section 401(a)(31)(D) of the Code, accept rollover contributions of “eligible rollover distributions”(within the meaning of Section 401(a)(31) of the Code) of any Continuing Employee in cash in an amount equal to the full account balance distributed to an Continuing Employee from the Company 401(k) Plan (including any outstanding loan balances).

5.14                        Lock-Up Period.  The General Partner hereby agrees that during the one (1)-year period immediately following the Closing Date (the “General Partner Lock-Up Period”), the General Partner will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any MFRM Stock or securities convertible into or exchangeable or exercisable for any MFRM Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the MFRM Stock, whether any such aforementioned transaction is to be settled by delivery of the MFRM Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement; provided, that the General Partner shall be entitled to distribute its MFRM Stock to Cook pursuant to its liquidation, which MFRM Stock so distributed shall remain subject to the restrictions on transfer set forth in this Section 5.14 until the expiration of the General Partner Lock-Up Period.  The General Partner agrees and consents to the entry of stop transfer instructions with the Buyer’s transfer agent and registrar against the transfer by the General Partner of MFRM Stock except in compliance with this Section 5.14.  After the expiration of the General Partner Lock-Up Period, if Cook is an affiliate or employee of the Buyer or its Affiliates, the General Partner will not sell, pledge or otherwise dispose of the MFRM Stock except in accordance with MFRM’s insider trading policy and applicable federal and state securities Laws.

5.15                        Unredacted Information.  Not later than two (2) Business Days following the date hereof, the Sellers shall provide the Buyer with unredacted (i) financial information by identifiable store location, (ii) all Company Facility Leases, with identifiable store location, and (iii) Schedules 3.5, 3.9(b)(i), 3.9(b)(ii), 3.9(c) and 3.16 with identifiable store location, landlord information or a description of the leased premises, as applicable (the “Unredacted Information”).

5.16                        Transaction Bonuses; Debt; Transaction Expenses.  Not later than two (2) Business Days prior to the Closing Date, the Sellers shall provide the Buyer with: (a) an update to Schedule 3.31 to reflect (i) the unpaid balance of each Transaction Bonus to be paid as of the Closing Date, together with the recipient of each such Transaction Bonus, and (ii) each item of the Company’s and the Subsidiary’s Debt and its unpaid balance as of the Closing Date; and (b) a complete and correct list of all outstanding Transaction Expenses and the unpaid amounts thereof as of the Closing Date.

5.17                        Key Executive Employment Agreements.  On or prior to the Closing Date, the Company shall terminate, in writing, all employment agreements, severance agreements and change of control agreements with each of the Key Executives or Robert Cook, including all amendments thereto (collectively, the “Employment Agreements”), except, in each case, to the extent any severance, bonus or other compensation arrangements are included in the Transaction Bonuses.

5.18                        Diligence Datasite Control.  Immediately upon the Closing, the Sellers will transfer to the Buyer all administrative rights to the virtual diligence datasite established with Merrill Corporation in connection with the transactions contemplated herein.  The Buyer will be responsible for any cost of maintaining the virtual diligence datasite after the Closing Date.  After the date hereof, unless this Agreement is terminated in accordance with ARTICLE 7, no Seller will remove, delete or overwrite, or will cause or permit to be removed, deleted or overwritten, any data, document or other information that has been uploaded to such virtual diligence datasite.  The Sellers shall be entitled to retain a copy of all materials contained in the datasite.

5.19                        Retention and Access to Records.  The Sellers shall not permit the Company or the Subsidiary to purge, destroy or delete any of their respective books or records prior to the Closing Date except in accordance with its document retention practices.  The Sellers shall have the right to retain copies of all books and records of the Company and the Sellers relating to periods ending on or prior to the Closing Date.  The Buyer shall make any books and records of the Company and the Subsidiary relating to periods ending on or prior to the Closing Date, and any individuals responsible for maintenance of such books and records, available to Sellers upon reasonable notice during normal business hours in connection with any matter, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby.  If at any time after Closing a Seller requires a copy of any such book or record, it shall have the right to promptly obtain a copy thereof from Buyer, the Company or the Subsidiary at such Seller’s cost.  Other than in accordance with their respective document retention policies or practices, neither the Buyer, the Company nor the Subsidiary shall have any obligation to maintain any such book or record for any period of time.

5.20                        Indemnification.

(a)                                 After the Closing, the Buyer shall provide, or cause the Company or the Subsidiary (or any successor or assign thereof) to provide, exculpation and indemnification to the former officers, partners and directors of the Company and the Subsidiary comparable to that now provided to them under the Company’s or the Subsidiary’s organizational documents except to the extent not permitted by applicable Laws, it being the intent of the parties that the officers, partners and directors of the Company or the Subsidiary prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable Laws; provided that no indemnification or exculpation shall be provided with respect to any claims made under this Agreement.  For the avoidance of doubt, the provisions of this Section 5.20 shall not be violated in the event that the Buyer, the Company or the Subsidiary cause the existence of the Company or the Subsidiary to cease; provided, that proper provision is made so that the successors and assigns of the Buyer shall assume the obligations set forth in this Section 5.20.

(b)                                 The provisions of this Section 5.20 are intended to be for the benefit of, and will be enforceable by, each indemnified Person, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

5.21                        Branding Change.  The Buyer and the Sellers acknowledge and agree that the Company and the Subsidiary have used Christine Cook’s image and voice in connection with their branding efforts (including on brochures, trucks, store posters, and on television and radio spots) (collectively, the “Cook Branding Activities”).  The Company and the Subsidiary shall be entitled to continue the Cook Branding Activities for ninety (90) days after the Closing, provided that the Cook Branding Activities are conducted in accordance with past practice and that no such images are modified or repurposed.  After such ninety (90)-day period, unless the continuation of the Cook Branding Activities is otherwise consented to by Christine Cook in writing (which consent may be withheld in Christine Cook’s sole discretion for any or no reason), the Buyer shall cause the Company and the Subsidiary to cease all Cook Branding Activities, and the Buyer shall cause the Company and the Subsidiary to discontinue the use of Christine Cook’s image, voice and name in all respects.

5.22                        Assignment to MFRM Subsidiary.  Prior to the Closing, the Buyer shall assign all of its rights under this Agreement to MFRM Subsidiary in accordance with Section 10.8.  Upon such assignment MFRM Subsidiary shall become a party to this Agreement, including for purposes of Section 5.2(a).

5.23                        Satisfaction of Accrued Profit Sharing Bonuses.  Prior to Closing, Sellers shall cause the Company or the Subsidiary to pay any accrued profit sharing bonuses, whether or not then due and payable.  To the extent any accrued profit sharing bonuses remain unpaid at Closing, such aggregate unpaid amount will be deduced from the Purchase Price and paid to the entitled employees as additional Transaction Bonuses in accordance with Section 5.16.

6.                                      CLOSING.

6.1                               Closing Conditions.  The respective obligations of the Sellers and the Buyer to consummate the sale and purchase of the Partnership Interests at the Closing shall be subject to the following conditions:

(a)                                 All applicable waiting periods (and extensions thereof), if any, shall have expired or otherwise been terminated and all other necessary consents, permits or approvals of and filings with any Governmental Body relating to the consummation of the transactions contemplated herein shall have been obtained and made; and

(b)                                 There will not be in effect any injunction or other final order issued by a court of competent jurisdiction materially restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

6.2                               Closing Conditions of the Sellers.  The obligations of the Sellers to consummate the sale and purchase of the Partnership Interests at the Closing shall be subject to the following conditions:

(a)                                 The representations and warranties of Buyer set forth in ARTICLE 4 shall be true and correct in all material respects (taken as a whole) on and as of the Closing Date with the same effect as if made on and as of the Closing Date (or, if specifically made as of another date, shall have been true and correct as of such specified date), provided, that representations and warranties that are qualified as to materiality shall be true and correct in all respects; and

(b)                                 The Buyer shall have performed and complied in all material respects with its covenants and obligations to be performed or complied with on or prior to the Closing Date.

6.3                               Closing Conditions of the Buyer.  The obligations of the Buyer to consummate the sale and purchase of the Partnership Interests at the Closing shall be subject to the following conditions:

(a)                                 Since the date hereof, there shall not have occurred a Material Adverse Effect and no event shall have occurred or circumstance shall exist that, in combination with other events or circumstances, would reasonably be expected to have a Material Adverse Effect.

(b)                                 The representations and warranties of the Sellers set forth in ARTICLE 3 shall be true and correct in all material respects (taken as a whole) on and as of the Closing Date with the same effect as if made on and as of the Closing Date (or, if specifically made as of another date, shall have been true and correct as of such specified date), provided, that representations and warranties that are qualified as to materiality shall be true and correct in all respects; and provided, further, that if the representations and warranties are not true and correct in all material respects on the Closing Date (taken as a whole) solely due to macroeconomic events that have affected the Company’s industry as a whole and such events have not disproportionately affected the Company as compared to the others in its industry, such representations and warranties shall be considered to be true and correct in all material respects (taken as a whole) as of the Closing Date;

(c)                                  Each of the Sellers shall have performed and complied in all material respects with its covenants and obligations to be performed or complied with on or prior to the Closing Date;

(d)                                 The Key Employee Agreements shall remain in full force and effect and any provisions thereof to be performed at the Closing Date have been so performed; and

(e)                                  The Sellers shall have received all consents, in form reasonably satisfactory to the Buyer, from third parties under Contracts identified on Schedule 6.3(e), unless waived by the Buyer.

7.                                      TERMINATION.

7.1                               Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of the Buyer and the Sellers;

(b)                                 by the Sellers in writing, without liability, if the Buyer shall (i) fail to perform or comply in all material respects with its covenants and obligations contained herein that are required to be performed by it on or prior to the Closing Date in accordance with the terms thereof, which failure is not cured within fifteen (15) days after the Sellers have notified the Buyer in writing of the Sellers’ intent to terminate this Agreement pursuant to this subparagraph (b), or (ii) breach any of its representations or warranties contained herein such that the Sellers’ condition to closing in Section 6.2(a) would not be satisfied;

(c)                                  by the Buyer in writing, without liability, if the Sellers shall (i) fail to perform or comply in all material respects with their covenants and obligations contained herein that are required to be performed by them on or prior to the Closing Date in accordance with the terms thereof, which failure is not cured within fifteen (15) days after the Buyer has notified the Sellers in writing of the Buyer’s intent to terminate this Agreement pursuant to this subparagraph (c), or (ii) breach any of their representations or warranties contained herein such that the Buyer’s condition to closing in Section 6.3(b) would not be satisfied;

(d)                                 by either the Sellers or the Buyer in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Body binding on the Buyer or the Sellers, which prohibits or restrains the Buyer or the Sellers from consummating the transactions contemplated hereby, provided that the Buyer and the Sellers shall have used their commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry, by any such Governmental Body;

(e)                                  by the Buyer in writing, without liability, within seven (7) days of receipt of any (i) Unredacted Information or (ii) New Company Information pursuant to any Disclosure Schedule Update, provided that the Buyer shall only have the right to terminate this Agreement pursuant to this subparagraph (e) if such Unredacted Information or New Company Information would result in an inability to satisfy any condition set forth in Section 6.3; or

(f)                                   by Buyer or the Sellers if the transactions contemplated hereby have not been consummated on or prior to June 7, 2014 (the “Termination Date”); provided that (a) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7.1(f) if Buyer’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby, (b) the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 7.1(f) if the Sellers’ breach of this Agreement has prevented the consummation of the transactions contemplated hereby and (c) if the Closing has not occurred prior to the Termination Date because of the failure of the condition in Section 6.3(e) to be satisfied, and if on or prior to the Termination Date the Sellers certify to the Buyer in writing that they reasonably believe that such condition can be satisfied on or before the thirtieth (30th) day after the Termination Date, then the Buyer shall not be entitled to terminate this Agreement under this Section 7.1(f) until the date that is thirty (30) days after the Termination Date (and then only if such condition continues to be unsatisfied as of such thirtieth (30th) day).

7.2                               Effect of Termination.  Termination of this Agreement pursuant to this ARTICLE 7 shall terminate all obligations of the parties hereunder, except for the obligations under Section 10.2, Section 10.3, Section 10.9 and this Section 7.2; provided, however, that termination pursuant to subparagraphs (b), (c) or (e) of Section 7.1 shall not relieve a defaulting or breaching party from any liability to the other party hereto.

8.                                      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  The representations and warranties of the Buyer and the Sellers contained in this Agreement shall survive the Closing for a period of two (2) years after the Closing Date; provided, however, that the representations and warranties made in Section 3.1 (Organization and Qualifications), Section 3.2 (Partnership Interests and Ownership), Section 3.4 (Seller Status; Authority), Section 3.26 (Brokers’ Fees), Section 3.31 (Transaction Bonuses; Debt), Section 4.1 (Organization and Good Standing), Section 4.2 (Authority) and Section 4.5 (Brokers’ Fees) shall survive the Closing indefinitely; and provided further, however, that the representations and warranties made in Section 3.7 (Tax Matters) and Section 3.20 (Environmental Matters) shall survive the Closing for a period of three (3) years and sixty (60) days following the Closing Date.  Notwithstanding the immediately preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentence if written (i) notice of the inaccuracy or breach thereof giving rise to such right of indemnity and (ii) demand for indemnification shall have been given to the party against whom such indemnity may be sought prior to such time; provided, however, that the applicable representation or warranty will survive only with respect to the particular inaccuracy or breach specified in such written notice.  All covenants and agreements of the parties contained in this Agreement shall survive the Closing in accordance with their respective terms.  Notwithstanding the foregoing, the limited survival periods set forth in this Section 8 shall not apply in the event of fraud by the Buyer or the Sellers with respect to the representations and warranties contained in this Agreement, as determined by a final and non-appealable order or judgment of a court of competent jurisdiction.

9.                                      INDEMNIFICATION.

9.1                               Indemnification by the Sellers.  Subject to the provisions of this ARTICLE 9, the Sellers hereby agree, jointly and severally, to indemnify, defend and hold harmless the Buyer, the Company and their respective officers, directors, stockholders, partners, members, employees, agents and Affiliates (collectively, “Buyer Indemnified Persons”) from and against any actual losses, Taxes, liabilities, claims, obligations, damages (excluding punitive damages except to the extent such punitive damages are required to be paid to a third party pursuant to a Third Party Claim), strict liability, fines, interest, penalties, assessments, deficiencies, actions, causes of action, arbitrations, proceedings, remediations, judgments, settlements (to the extent entered into in accordance with Section 9.4), violations of Law, costs and expenses (including reasonable attorneys’ fees and all other reasonable expenses incurred in investigating, preparing, or defending any litigation or proceeding) (collectively, “Buyer Damages”) arising out of or resulting from:

(a)                                 the breach of any representation or warranty made by the Sellers contained in this Agreement or in any certificate, exhibit, annex, schedule or other document furnished or delivered to the Buyer by the Sellers in connection with this Agreement;

(b)                                 the failure of any Seller to perform any covenant or agreement under or contained in this Agreement or in any certificate, exhibit, annex, schedule or other document furnished or delivered to the Buyer by such Seller or his or its Affiliates in connection with this Agreement;

(c)                                  any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company or any Seller in connection with the transactions contemplated by this Agreement;

(d)                                 Seller Taxes; or

(e)                                  the matters set forth on Schedule 9.1(e).

9.2                               Indemnification by the Buyer.  Subject to the provisions of this ARTICLE 9, the Buyer hereby agrees to indemnify, defend and hold harmless the Sellers and their respective partners, agents and Affiliates (collectively, the “Seller Indemnified Persons”) from and against any losses, liabilities, claims, obligations, damages (excluding punitive damages except to the extent such punitive damages are required to be paid to a third party pursuant to a Third Party Claim), strict liability, fines, interest, penalties, assessments, deficiencies, actions, causes of action, arbitrations, proceedings, remediations, judgments, settlements (to the extent entered into in accordance with Section 9.4), violations of Law, costs and expenses (including reasonable attorneys’ fees and all other reasonable expenses incurred in investigating, preparing, or defending any claim, litigation or proceeding)  (collectively, “Seller Damages,” and, together with the Buyer Damages, the “Damages”) arising out of or resulting from:

(a)                                 the breach of any representation or warranty made by the Buyer contained in this Agreement or in any certificate, exhibit, annex, schedule or other document furnished or delivered to the Sellers by the Buyer in connection with this Agreement;

(b)                                 the Buyer’s failure to perform any of its covenants or agreements under or contained in this Agreement or in any certificate, exhibit, annex, schedule or other document furnished or delivered to the Sellers by the Buyer in connection with this Agreement; or

(c)                                  any claim by any Person for brokerage or finder’s fees or commissions or similar payments  or indemnification based upon any agreement or understanding alleged to have been made by any such Person with the Buyer in connection with the transactions contemplated by this Agreement.

9.3                               Limitations on Indemnification.  A party’s indemnity obligations under this ARTICLE 9 shall be subject to the following limitations:

(a)                                 Except with respect to Buyer Damages arising out of a breach of the representations contained in Section 3.1, 3.2, 3.4, 3.26 or 3.31 or arising out of the Sellers’ fraud with respect to the representations contained in ARTICLE 3 or the certificate delivered pursuant to Section 2.6(k) (as determined by a final and non-appealable order or judgment of a court of competent jurisdiction), which shall not be subject to the General Cap or the Special Cap, the maximum aggregate liability of the Sellers for Buyer Damages for any matter described under Section 9.1(a) shall not exceed in the aggregate (i) with respect to Buyer Damages arising out of a breach of the representations contained in Section 3.7 or 3.20, Sixteen Million Two Hundred Fifty Thousand and No/100 Dollars ($16,250,000) (such amount, inclusive of the General Cap, the “Special Cap”), and (ii) with respect to Buyer Damages arising out of a breach of the representations under any other section of the Agreement, Four Million Eight Hundred Seventy Five Thousand and No/100 Dollars ($4,875,000) (the “General Cap”).  Any amounts applied toward the Special Cap shall apply toward the General Cap, and vice versa.  Except with respect to Buyer Damages arising out of a breach of the representations contained in Section 3.1, 3.2, 3.4, 3.7, 3.20, 3.26 or 3.31 or arising out of the Sellers’ fraud with respect to the representations contained in ARTICLE 3 or the certificate delivered pursuant to Section 2.6(k) (as determined by a final and non-appealable order or judgment of a court of competent jurisdiction), which shall not be subject to the Deductible, the Sellers shall not have any liability to the Buyer Indemnified Persons with respect to Buyer Damages arising out of any of the matters referred to in Section 9.1(a) until such time as the amount of all such liability shall exceed in the aggregate Two Hundred Fifty Thousand and No/100 Dollars ($250,000) (the “Deductible”), in which case the Sellers shall thereafter, subject to the General Cap, be liable for all such Buyer Damages in excess of the Deductible; provided, however, that no claim or series of related claims for Buyer Damages shall be applied against the Deductible unless the amount of Buyer Damages arising out of any such claim or series of related claims is in excess of Ten Thousand and No/100 Dollars ($10,000).

(b)                                 Except with respect to Seller Damages arising out of a breach of the representations contained in Sections 4.1, 4.2 or 4.5 or arising out of the Buyer’s fraud with respect to the representations contained in ARTICLE 4 or the certificate delivered pursuant to Section 2.7(h) (as determined by a final and non-appealable order or judgment of a court of competent jurisdiction), which shall not be subject to the General Cap, the maximum aggregate liability of the Buyer to the Seller Indemnified Parties for Seller Damages for any matter described under Section 9.2(a) shall not exceed the General Cap.  Except with respect to Seller Damages arising out of a breach of the representations contained in Sections 4.1, 4.2 or 4.5 or arising out of the Buyer’s fraud with respect to the representations contained in ARTICLE 4 or the certificate delivered pursuant to Section 2.7(h) (as determined by a final and non-appealable order or judgment of a court of competent jurisdiction), which shall not be subject to the Deductible, the Buyer shall have no liability to the Seller Indemnified Persons with respect to Seller Damages arising out of any of the matters referred to in Section 9.2(a) until such time as the amount of all such liability of the Buyer shall collectively exceed the Deductible, in which case the Buyer shall thereafter, subject to the General Cap, be liable for all such Seller Damages in excess of the Deductible; provided, however, that no claim or series of related claims for Seller Damages shall be applied against the Deductible unless the amount of Seller Damages arising out of any such claim or series of related claims is in excess of Ten Thousand and No/100 Dollars ($10,000).

(c)                                  Neither the Buyer Indemnified Persons nor the Seller Indemnified Persons shall be entitled to recover more than once for any Damages that may have resulted from the breach of a representation, warranty, covenant or agreement contained in this Agreement from the occurrence of a single event.

(d)                                 For all purposes of this Agreement, “Damages” shall be net of any insurance paid to the Indemnified Person from insurance policies in connection with the facts giving rise to the right of indemnification.  The Indemnified Person shall use commercially reasonable efforts to collect any amounts available under any such applicable insurance policies.  If an Indemnified Person receives an amount under insurance coverage with respect to Damages at any time subsequent to any indemnification provided by an Indemnifying Person, then such Indemnified Person shall promptly reimburse the Indemnifying Person for any payment made or expense incurred by such party in connection with providing such indemnification up to such amount received by the Indemnified Person.

9.4                               Indemnification Procedure.

(a)                                 Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnified Party”) of written notice of the institution of any legal proceeding, claim, cause of action, demand, lawsuit, governmental investigation or audit asserted by a third party (a “Third Party Claim”) against the Indemnified Party that, if successfully prosecuted, would give such Indemnified Party the right to bring a claim for indemnification pursuant to Section 9.1 or 9.2 herein, the Indemnified Party shall give written notice to the other party (the “Indemnifying Party”) of such Third Party Claim.  The Indemnifying Party shall be entitled to participate in and to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of such assumption of defense, and provided that the Indemnifying Party continues to diligently pursue such defense, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  No Indemnifying Party will enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party unless such settlement (i) requires solely the payment of money damages by the Indemnifying Party and (ii) includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party and the Persons for whom the Indemnified Party is acting or who are acting on behalf of the Indemnified Party from all liability in respect of the proceeding giving rise to the Third Party Claim.

(b)                                 Any claim by an Indemnified Party on account of Damages which does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party written notice thereof.  Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail.  The Indemnifying Party will have a period of thirty (30) days within which to respond in writing to such Direct Claim (the “Direct Claim Response Period”).  If the Indemnifying Party does not so respond within the Direct Claim Response Period, the Indemnifying Party will be deemed to have accepted such Direct Claim, in which event the Indemnifying Party will be required to pay such amounts in accordance with Section 9.5 hereof.

(c)                                  Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 9.4 shall not apply to Tax Proceedings, which shall be controlled by the Company; provided that the Company shall not agree to settle or compromise any such Tax Proceeding involving Taxes attributable to a Pre-Closing Tax Period without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned, or delayed.

9.5                               Payment.  Payment of any amounts due pursuant to this ARTICLE 9 shall be made within ten (10) Business Days after (i) notice of a final, non-appealable judgment is sent by the Indemnified Party, (ii) a mutually agreed upon written resolution is reached by the third party and the Indemnified Party, and the Indemnifying Party has approved such resolution, (iii) the expiration of the Direct Claim Response Period, or (iv) a mutually agreed upon written resolution is reached by the Indemnified Party and the Indemnifying Party (each such date, a “Final Determination Date”).  Payment of any amounts due pursuant to this ARTICLE 9 shall be treated as adjustments to the Purchase Price.

9.6                               Failure to Pay Indemnification or Instruct Escrow Agent.  Subject to Section 9.7, if and to the extent that an Indemnified Party shall be entitled to indemnification pursuant to this ARTICLE 9 and the Indemnifying Party shall refuse or fail to pay in full within ten (10) Business Days after the applicable Final Determination Date, then the Indemnified Party may utilize any legal or equitable remedy to collect from the Indemnifying Party the amount of its Damages to which it is entitled hereunder.  Interest shall accrue on any amounts finally determined to be owed to an Indemnified Party and not timely paid by the Indemnifying Party from the eleventh (11th) Business Day following the Final Determination Date until paid at an annual rate of eighteen percent (18%) or, if less, the maximum rate permitted under applicable Law (the “Default Rate”), and shall constitute additional Damages payable to the Indemnified Party.  If either the Sellers or the Buyer shall fail to deliver joint written instructions with the other party pursuant to Section 9.7 by the date required to do so, such party shall be liable to the other party for interest on the amount not timely distributed to the other party as a result of such failure, which interest shall accrue at the Default Rate from the date of such failure until the date when such joint written instructions are delivered.

9.7                               Exclusive Remedy; Source of Recovery; Distribution of Remaining Escrow Amount.

(a)                                 The parties agree that the sole and exclusive remedy of any party hereto or their respective Affiliates with respect to this Agreement and any other agreement delivered by either the Sellers or the Buyer in connection with the transactions contemplated hereunder or any other claims relating to the Business, the events giving rise to this Agreement or any ancillary agreements, and the negotiation, investigation, execution and consummation of the transactions contemplated hereunder or thereunder, including, without limitation, any breach or claimed breach of the representations and warranties set forth herein, shall be limited to the indemnification provisions of this ARTICLE 9, Section 2.3 and Section 5.2; provided, however, that this limitation shall not apply with respect to claims for injunctive or other equitable relief.

(b)                                 The Escrow Account shall be the first source of recovery for all entitlements to indemnification of the Buyer Indemnified Persons under or in respect of Section 9.1 of this Agreement, and all claims for Damages by Buyer Indemnified Persons pursuant to Section 9.1 shall first be made against and satisfied out of the Escrow Account.  The funds contained in the Escrow Account shall be distributed in accordance with the terms and conditions of the Escrow Agreement; provided, that in the event that Buyer Indemnified Persons are entitled to indemnification pursuant to Section 9.1, the Sellers hereby covenant and agree to execute and deliver joint written instructions with the Buyer to the Escrow Agent, within ten (10) Business Days after an applicable Final Determination Date, directing the Escrow Agent to release from the Escrow Account and pay to the Buyer or its designee(s) the amount of Damages to which the Buyer Indemnified Persons are entitled hereunder as of such Final Determination Date, in each case to the fullest extent of the funds then remaining in the Escrow Account.

(c)                                  On or prior to the second Business Day after the first anniversary of the Closing Date (the “Initial Release Date”), the Buyer shall quantify and deliver to the Sellers one or more of its good faith, reasonable estimates of the maximum aggregate amount of Buyer Damages Buyer Indemnified Persons may suffer from Direct Claims or Third Party Claims of which the Buyer notified the Sellers before the Initial Release Date (the “Initial Damages Amount”), it being understood and agreed that the failure to deliver any such notice shall be deemed for purposes of this Agreement to mean that the Initial Damages Amount is $0.  The Buyer hereby covenants and agrees to execute and deliver joint written instructions with the Sellers to the Escrow Agent, within three (3) Business Days after the Initial Release Date, directing the Escrow Agent to release from the Escrow Account and pay to the Sellers or their designee(s) an amount equal to (i) fifty percent (50%) of the amount then held in the Escrow Account, minus (ii) the Initial Damages Amount (the “Initial Release Amount”).  On or prior to the second Business Day after the second anniversary of the Closing Date (the “Secondary Release Date”), the Buyer shall quantify and deliver to the Sellers one or more of its good faith, reasonable estimates of the maximum aggregate amount of Buyer Damages Buyer Indemnified Persons may suffer from Direct Claims or Third Party Claims of which the Buyer notified  the Sellers before the Secondary Release Date (the “Secondary Damages Amount”), it being understood and agreed that the failure to deliver any such notice shall be deemed for purposes of this Agreement to mean that the Secondary Damages Amount is $0.  The Buyer hereby covenants and agrees to execute and deliver joint written instructions to the Escrow Agent, within three (3) Business Days after the Secondary Release Date, directing the Escrow Agent to release from the Escrow Account and pay to the Sellers or their designee(s) an amount equal to (x) the amount then held in the Escrow Account, minus (y) the Secondary Damages Amount (the “Secondary Release Amount”).  The funds remaining in the Escrow Account after the release from escrow and payment of the

Secondary Release Amount are referred to as the “Remaining Balance.”  The Escrow Agent shall continue to hold the Remaining Balance pending the final resolution of the Direct Claims or Third Party Claims, whereupon, as and when such Direct Claims or Third Party Claims are resolved from time to time, the Buyer and the Sellers shall direct the Escrow Agent to release and pay appropriate portions of such Remaining Balance to the Sellers or the Buyer (or their respective designee(s)), as the case may be.

9.8          Equitable Relief.  The parties mutually agree that if a violation or threatened violation of any covenant contained in Section 5.1, 5.5 or 5.6 occurs by the Sellers, such violation or threatened violation may cause irreparable injury to the Buyer and the remedy at law for any such violation may be inadequate.  The parties further agree that if any Seller violates Section 5.1, 5.5 or 5.6, it would be difficult to determine the entire cost, damage or injury which the Buyer and its Affiliates would sustain.  The parties agree that, upon any breach or anticipated breach by any Seller of any covenant contained in Section 5.1, 5.5 or 5.6, the Buyer and/or its Affiliates shall have the right, in addition to any other rights that may be available to them, to seek in any court of competent jurisdiction injunctive relief to restrain any violation by any Seller of such Section(s) or to compel specific performance by any Seller of one or more of his obligations under such Section(s) (any requirements for posting of bonds for injunction shall be satisfied by posting bond in the amount of $500.00).  The seeking or obtaining by the Buyer or its Affiliates of such injunctive relief shall not foreclose or in any way limit the right of the Buyer to obtain a money judgment against such Seller for any damage to the Buyer or its Affiliates that may result from any breach by any Seller of Section 5.1, 5.5 or 5.6.

9.9          Tax Treatment of Indemnification Payments.  Buyer and Sellers agree to treat any indemnification payment made pursuant to this Agreement as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

9.10        Diligence; Rights to Indemnification.  Notwithstanding anything in this Agreement to the contrary, no investigation, examination, audit, inspection or other due diligence or Knowledge prior to the Closing shall affect the Buyer’s rights to indemnification pursuant to this Agreement.

10.          MISCELLANEOUS.

10.1        Amendments.  This Agreement may be amended only by a written agreement signed by the parties hereto.

10.2        Notices.  All notices, requests, demands and other communications made in connection with this Agreement shall be in writing, with a copy delivered by electronic mail, and shall be deemed to have been duly given (a) on the date delivered if delivered personally, (b) when sent by facsimile (with written confirmation of transmission), (c) on the first Business Day following the day sent by overnight delivery service (with written confirmation of delivery), or (d) three days after mailing in the U.S. Mail if mailed by certified or registered mail, postage prepaid, return receipt requested, in each case addressed as follows:

(a)           if to the Buyer:

Mattress Firm, Inc.

5815 Gulf Freeway

Houston, Texas 77023

Attention: Steve Stagner and Jim Black

Telecopier: 713-921-4053

Email: Steve.Stagner@mattressfirm.com

Email: Jim.Black@mattressfirm.com

with a copy to:

Mattress Firm, Inc.

5815 Gulf Freeway

Houston, Texas 77023

Attention: General Counsel

Facsimile:  713-921-4053

Email:  kindel.elam@mattressfirm.com

and with a copy to:

Fulbright & Jaworski LLP
Fulbright Tower

1301 McKinney, Suite 5100

Houston, Texas 77010
Attention: Gene G. Lewis
Facsimile: (713) 651-5246
Email:  gene.lewis@nortonrosefulbright.com

(b)           if to the Sellers:

Chris Cook

c/o Fidus Partners

70 East 55th Street

10th Floor

New York, New York

Attn: John Ross

Facsimile: (212) 750-6411

Email:  jross@fiduspartners.com

with a copy to:

Fidus Partners

70 East 55th Street

10th Floor

New York, New York

Attn: John Ross

Facsimile: (212) 750-6411

Email:  jross@fiduspartners.com

and with a copy to:

Lancaster Helling, L.L.P.

1803 West Ave.

Austin, Texas 78701

Attention: Christopher Helling

Facsimile: (512) 874-7138

Email:  chelling@lancasterhelling.com

and with a copy to:

Edwards Wildman Palmer LLP

2800 Financial Plaza

Providence, Rhode Island 02903

Attention: Michael Newquist

Facsimile: (866) 204-2773

Email: mnewquist@edwardswildman.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 9.2.

10.3        Expenses.  Each party to this Agreement shall pay its own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and, except as otherwise provided herein, the transactions contemplated by this Agreement.

10.4        Waiver.  Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

10.5        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.6        Entire Agreement.  This Agreement, including the Annexes, Exhibits and Disclosure Schedules attached hereto, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter thereof.  The representations and warranties contained in ARTICLE 3 and the certificate delivered pursuant to Section 2.6(k) constitute all of the representations and warranties of the Sellers with respect to the transactions contemplated hereby.  The representations and warranties contained in ARTICLE 4 and the certificate delivered pursuant to Section 2.7(h) constitute all of the representations and warranties of the Buyer with respect to the transactions contemplated hereby.  Except for this Agreement and the Annexes, Exhibits and

Disclosure Schedules attached hereto, the Buyer hereby represents, warrants, acknowledges and agrees that it has not relied upon any information, representations, warranties or projections contained in any document, offering memorandum or agreement delivered to it by the Company, the Subsidiary, the Sellers or any agent or representative of the Company, the Subsidiary or the Sellers, including any information, document or materials made available or provided to Buyer in any “data sites” (the “Distributed Materials”), and the Buyer waives any right it may have against the Sellers with respect to any inaccuracy in the Distributed Materials or with respect to any omission of any kind on the part of the Company, the Subsidiary, the Sellers or their respective agents and representatives of any information that the Buyer may consider material.

10.7        Disclosure Schedules.  From time to time prior to the Closing, the Sellers may amend or supplement the Disclosure Schedules relating to any representation or warranty contained in ARTICLE 3 with respect to any matter that, if existing or occurring at or prior to the Closing Date, would have been required to be set forth or described on such a Disclosure Schedule or that is necessary to complete or correct any information in any representation or warranty contained in ARTICLE 3 (a “Disclosure Schedule Update”).  If the Closing occurs, each Disclosure Schedule Update delivered to the Buyer shall be deemed to modify the representations and warranties herein for purposes of Section 6.3(b) and ARTICLE 9 to the extent that such Disclosure Schedule Update discloses facts, events or circumstances which occurred after the date of this Agreement, it being understood and agreed that any such Disclosure Schedule Update shall not be deemed to constitute a breach of the representations and warranties set forth in Article 3 for purposes of Section 6.3(b) unless the Buyer is entitled to but does not terminate this Agreement pursuant to Section 7.1(e). If the Disclosure Schedule Update discloses facts, events or circumstances which occurred prior to the date of this Agreement and which were required to be disclosed on the Disclosure Schedules but were not (such facts, events and circumstances, the “New Company Information”), then the New Company Information will not be deemed to cure any breaches of representations or warranties existing on the date hereof, including for purposes of determining the satisfaction of the condition set forth in Section 6.3(b) and, if a Closing occurs, the Buyer shall be entitled to make a claim in respect of any Damages incurred by any Buyer Indemnified Person arising out of or relating to the New Company Information under this Agreement pursuant to ARTICLE 9.

10.8        Assignment.  This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto.  Notwithstanding the foregoing, the Buyer shall have an absolute right to assign its rights under this Agreement in whole or in part at any time to an Affiliate of the Buyer without the Sellers’ prior written approval; provided, however, that such assignment shall not relieve the Buyer of, and the Buyer shall remain jointly and severally liable with the assignee for, all obligations hereunder.

10.9        Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas, without regard to principles of conflicts of laws, as to all matters, including matters of validity, construction, effect, performance and remedies.  In respect of any action, suit or other proceeding relating to this Agreement, each party hereby irrevocably submits to the jurisdiction of any state or federal court located in Texas, and waives any objection that such venue is an inconvenient forum.

10.10      Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts (including by means of facsimile or electronic .pdf signature pages), each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any other document, shall be disregarded in determining any party’s intent or the effectiveness of such signature.

10.11      No Third Party Beneficiaries.  Subject to Section 5.20 and Section 5.21, this Agreement shall not confer any rights or remedies upon any Person other than the Indemnified Parties solely in respect of ARTICLE 9, the parties hereto and their respective permitted successors and assigns.

10.12      Injunction; Specific Performance.  The parties hereto agree that irreparable damage would occur (for which monetary relief, even if available, would not be an adequate remedy) in the event that any of the provisions of this Agreement were not performed by Buyer or the Sellers, as applicable, in accordance with their specific terms or were otherwise breached by Buyer or the Sellers, as applicable, including if the parties hereto fail to take any action required of them hereunder to consummate the transaction contemplated by this Agreement.  It is accordingly agreed that (i) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of this Agreement by any of Buyer or Sellers as applicable, and to enforce specifically the terms and provisions hereof against Buyer or the Sellers, as applicable, in any court having jurisdiction, without proof of damages or otherwise, this being in addition to any other remedy to which the parties hereto are entitled at law or in equity and (ii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither the Sellers nor Buyer would have entered into this Agreement.  The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 shall not be required to provide any bond or other security in connection with any such order or injunction in excess of $500.00.

[REMAINDER OF PAGE INTENTIONALLY BLANK.  SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

BUYER:

MATTRESS FIRM, INC.

By:	/s/ Jim R. Black
Name:	Jim R. Black
Title:	Executive Vice President and Chief Financial Officer

SELLERS:

/s/ Christopher T. Cook
Christopher T. Cook

SLEEP XPERTS, INC.

By:	/s/ Christopher T. Cook
Name:	Christopher T. Cook
Title:	Chief Executive Officer

1

SCHEDULES

The following annexes, schedules and exhibits have been omitted from the copy of this Purchase and Sale Agreement filed with the Securities and Exchange Commission. Mattress Firm Holding Corp. hereby agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request therefor.

Annex 2	Sample Working Capital Calculation

Exhibit B	Escrow Agreement
Exhibit C	Restrictive Legends

Schedule 2.6(a)	Payoff Letters; Encumbrances to be Released at Closing
Schedule 5.8	Capitalized Lease Trucks
Schedule 6.3(e)	Required Consents
Schedule 9.1(e)	Special Matters

Disclosure Schedules

Schedule 3.5	No Conflict, No Consents or Approvals
Schedule 3.6	Financial Statements
Schedule 3.7(c)	Tax Matters
Schedule 3.7(e)	List of Tax Returns
Schedule 3.8	Title to and Condition of Assets
Schedule 3.9	Company Facilities
Schedule 3.11	Intellectual Property
Schedule 3.12	Insurance Policies
Schedule 3.13(a)	Material Contracts
Schedule 3.14	Litigation
Schedule 3.15	Compliance with Laws; Permits
Schedule 3.16	Subsequent Events
Schedule 3.18(k)	Labor Matters
Schedule 3.19	Employee Benefit Plans
Schedule 3.23	Suppliers
Schedule 3.24	Bank Accounts
Schedule 3.25	Powers of Attorney
Schedule 3.27	Document Retention Practices
Schedule 3.29	Data Breaches
Schedule 3.31	Transaction Bonuses; Debt

1

Annex 1— Partnership Interest Ownership

Partner	Partnership Interests Owned	Partnership Interest
Christopher T. Cook	limited partner interest	98.7531%
Sleep Xperts, Inc.	general partner interest	1.2469%

1

Exhibit B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of March     , 2014, by and among Mattress Firm, Inc., a Delaware corporation (“Buyer”), Christopher T. Cook (“Seller”), and JPMorgan Chase Bank, N.A. (“Escrow Agent”).  Buyer and Seller may be referred to herein individually as a “Party,” and collectively as the “Parties.”  Capitalized terms not otherwise defined in this Escrow Agreement shall have the meanings set forth in the Purchase Agreement (defined below).

W I T N E S S E T H:

WHEREAS, Buyer and Seller are parties to that certain Purchase and Sale Agreement dated as of March 7, 2014, by and among Buyer, Seller and the General Partner (as defined therein) (as the same may be amended or modified from time to time in accordance with its terms, the “Purchase Agreement”), providing for, among other things, the acquisition by Buyer from Seller of all of the outstanding partnership interests in Sleep Experts Partners, L.P., a Texas limited partnership;

WHEREAS, pursuant to Section 2.2(b) of the Purchase Agreement, at the closing of the transactions contemplated thereunder, Buyer will deposit with Escrow Agent an aggregate amount equal to $4,875,000 (the “Escrow Amount”), which shall provide a source of funds during the term of this Agreement for the purpose of satisfying any claims for indemnification of the Buyer Indemnified Persons (as defined in the Purchase Agreement) pursuant to Article IX of the Purchase Agreement;

WHEREAS, Seller’s agreement to execute and deliver this Agreement at the closing of the transactions contemplated by the Purchase Agreement is a material inducement to Buyer’s execution and delivery of the Purchase Agreement and its consummation of the transactions contemplated thereby; and

WHEREAS, Buyer and Seller desire to appoint Escrow Agent as the escrow agent, and Escrow Agent desires to accept such appointment, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Escrow Agent and the Parties hereby agree as follows:

1.             Appointment of and Acceptance by Escrow Agent.  Buyer and Seller hereby appoint and designate Escrow Agent to receive the Escrow Amount, maintain possession of the Escrow Funds (as defined below) and act as escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment and designation under the terms and conditions set forth herein.

2.             Escrow Deposit.  Buyer shall, upon the execution and delivery of this Agreement, deposit with Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount to be held by Escrow Agent pursuant to the terms of this Agreement.  The Escrow Amount, together with all products and proceeds thereof (including all interest, gains and other income earned with respect thereto), shall be known collectively as the “Escrow Funds.”  Escrow Agent shall not disburse or release the Escrow Funds except in accordance with the express terms and conditions of this Agreement.

3.             Escrow Account.  The Escrow Funds shall be deposited into an escrow account to be maintained in accordance with the terms of this Agreement (the “Escrow Account”).

4.             Investment of the Escrow Funds.

(a)           During the term of this Agreement, the Escrow Funds in the Escrow Account shall be held in one or more demand deposit accounts and invested and reinvested in an interest bearing demand deposit account at JPMorgan Chase Bank, N.A. or successor or similar investments offered by Escrow Agent, unless otherwise jointly instructed in writing by Buyer and Seller.  An interest bearing demand deposit account has rates of interest or compensation that may vary from time to time as determined by the Escrow Agent.  Instructions to make any other investment (“Alternative Investment”) must be in writing jointly executed by an Authorized Representative (as defined in Section 25(a) below) of each of the Parties and shall specify the type and identity of the investments to be purchased and/or sold.  Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.  Escrow Agent or any of its affiliates may receive reasonable compensation with respect to any Alternative Investment directed hereunder, including charging any applicable reasonable and customary agency fee or transaction fee in connection with each transaction.  The Parties recognize and agree that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment described herein.  Market values, exchange rates and other valuation information (including market value, current value or notional value) of any Alternative Investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties.  Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment.

(b)           Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever Escrow Agent shall be required to distribute the Escrow Funds pursuant to the terms of this Agreement or as otherwise contemplated in this Agreement.  Escrow Agent shall not be liable for failure to invest or reinvest funds.  Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or, in the case of an Alternative Investment, for the failure of the Parties to give Escrow Agent instructions to invest or reinvest the Escrow Funds.

(c)           Receipt, investment, reinvestment and disbursement of the Escrow Funds shall be confirmed by Escrow Agent monthly by account statements provided to Buyer and Seller.  No other accounting or special reporting shall be prepared by the Escrow Agent.

5.             Release of Escrow Funds.  Upon receipt of (i) joint written instructions executed by both an Authorized Representative of Buyer and an Authorized Representative of Seller setting forth instructions to Escrow Agent as to the payment of all or any portion of the applicable Escrow Funds, or (ii) a certified copy of a final, binding and non-appealable judgment or order of a court of competent jurisdiction (an “Order”) that decided the underlying claim with respect to such amount (with concurrent delivery of a copy thereof to the other Party) setting forth instructions to Escrow Agent as to the payment of all or any portion of the Escrow Funds, accompanied by written notice from an Authorized Representative of either Buyer or Seller effectuating such Order, Escrow Agent shall be entitled to conclusively rely upon any such joint written instructions or Order and shall pay the instructed amount of Escrow Funds (to the extent of the applicable Escrow Funds then held by Escrow Agent) in accordance with such joint written instructions or Order.  Escrow Agent shall not be obligated or liable to confirm the validity of any Order or the final or non-appealable nature thereof to which such instruction refers or to

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make any determination as to whether or not such Order is final, its only obligation being to rely in good faith on such Order delivered to Escrow Agent pursuant to the terms hereof.  Escrow Agent shall not release Escrow Funds from the Escrow Account other than in accordance with this Section 5 or Sections 7(e) or 8 below.

6.             Disposition and Termination.  Upon release and distribution of the full amount of the Escrow Funds by Escrow Agent in accordance with Section 5 or any other provision hereof, this Agreement shall terminate and have no further force and effect, subject to the provisions of Section 9 hereof.

7.             Escrow Agent’s Rights and Responsibilities.  Escrow Agent agrees to hold the Escrow Funds and to perform its obligations in accordance with the terms and provisions of this Agreement.  The Parties agree that Escrow Agent shall not assume any responsibility for the failure of the Parties to perform in accordance with the Purchase Agreement or this Agreement and Escrow Agent has no knowledge of, nor any obligation to comply with, the terms and conditions of any other agreement between the Parties.  The acceptance by Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the Parties agree shall govern and control with respect to Escrow Agent’s rights, duties and liabilities hereunder:

(a)           Documents.  Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which Escrow Agent in good faith believes to be genuine and what it purports to be.  Should it be necessary for Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, partnership, fiduciary or individual acting on behalf of a Party hereto, it may be necessary for Escrow Agent to inquire into such corporation’s, partnership’s, fiduciary’s or individual’s authority; provided that Escrow Agent believes in good faith that the authority of such entity or individual is genuine.  The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Funds, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 25 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder.

(b)           Liability.  Escrow Agent shall not be liable for action taken, suffered or omitted to be taken in good faith, except to the extent that a final adjudication of a court of competent jurisdiction determines that Escrow Agent’s gross negligence, bad faith, willful misconduct or fraud was the cause of any loss to either Party. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other similar causes reasonably beyond its control.  Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied.  Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents.  In the event that Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, or if Escrow Agent receives conflicting instructions from the Parties, it shall be entitled to (a) refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given (i) joint written instructions

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executed by an Authorized Representative of each of Buyer and Seller, which eliminate such ambiguity or uncertainty to the satisfaction of Escrow Agent or (ii) an Order (it being understood that the Escrow Agent shall be entitled conclusively to rely and act upon any such Order and shall have no obligation to determine whether any such Order is final); or (b) file an action in interpleader.  The Parties agree to pursue any redress or recourse in connection with any dispute between them without making Escrow Agent a party to the same.  Anything in this Agreement to the contrary notwithstanding, in no event shall Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c)           Legal Counsel.  Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or its duties hereunder, and, except as provided in Section 7(b) hereof, it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel.

(d)           Limitation of Duties.  Escrow Agent shall have no duties except those which are expressly set forth herein and it shall not be bound by any agreement of the Parties (whether or not it has any knowledge thereof) other than this Agreement.

(e)           Resignation or Termination of Escrow Agent.  Escrow Agent shall have the right to resign at any time by giving 30 days’ advance written notice of such resignation to the Parties, and the Parties shall have the right to terminate the services of Escrow Agent hereunder at any time by giving 30 days’ advance written notice (with such written notice being signed by Buyer and Seller) of such termination to Escrow Agent, in each case specifying the effective date of such resignation or termination.  Within five (5) Business Days after receiving or delivering such notice, as the case may be, the Parties agree to appoint a successor Escrow Agent to which Escrow Agent shall disburse the Escrow Funds then held hereunder.  If a successor Escrow Agent has not been appointed or has not accepted such appointment by the end of such 30-day period, Escrow Agent may (i) interplead the Escrow Funds with a court of competent jurisdiction in the State of Texas for the appointment of a successor Escrow Agent, and the costs, expenses and reasonable attorneys’ fees which are incurred in connection with any such proceeding shall be shared equally by Buyer, on the one hand, and Seller, on the other hand; or (ii) appoint a successor escrow agent of it own choice.  Any appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of Escrow Agent.  Except as otherwise agreed to in writing by the Parties, no Escrow Funds shall be released from the Escrow Account following the resignation or termination of the Escrow Agent unless and until a successor Escrow Agent has been appointed in accordance with this Section 7(e) or in accordance with the directions of an Order, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 9.

(f)            Discharge of Escrow Agent.  Upon disbursement of all of the Escrow Funds pursuant to the terms of Sections 5 and 6 above or delivery thereof to a successor escrow agent in accordance with this Agreement, Escrow Agent shall thereafter be discharged from any further obligations hereunder, except pursuant to Section 7(b).  Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all Orders and, if it shall so comply or obey, it shall not be liable to any other person or entity by reason of such compliance or obedience.

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8.             Income Tax Allocation and Reporting; Tax Distributions.

(a)           The Parties agree that only for U.S. federal and all applicable state tax purposes the Escrow Amount deposited by Buyer with Escrow Agent pursuant to this Agreement shall be treated as being held for the benefit of Seller.  The Parties further agree that all income earned from the investment of the Escrow Funds shall be allocated to Seller for tax purposes.  Escrow Agent shall report to the Internal Revenue Service (“IRS”), or any other taxing authority, as of each calendar year-end on IRS Form 1099 or 1042-S (or other appropriate form), all income earned from the investment of the Escrow Funds for the account of Seller, as and to the extent required under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder, as amended.  For the avoidance of doubt, in no event shall the income earned from the investment of the Escrow Funds be reported as earned for the account of Buyer.  The Parties hereby represent to Escrow Agent that no other tax reporting of any kind is required given the underlying transaction giving rise to this Agreement.

(b)           As an agreement with which Escrow Agent need not be concerned with respect to the underlying transaction, (i) at the time any amounts are distributed by Escrow Agent to Seller or Buyer (except for amounts attributable to income earned from the investment of the Escrow Funds), Seller and Buyer shall jointly prepare a detailed schedule indicating the allocation of the disbursement amount from the Escrow Amount between (1) principal, (2) imputed interest to be reported on IRS Form 1099-INT, (3) Original Issue Discount (“OID”) to be reported on IRS Form 1099-OID, and/or (4) the portion of the Escrow Amount delivered to Buyer, along with the relevant payee tax information, documentation, and proportionate interest thereof, and (ii) based upon the schedule so prepared, Buyer shall issue Form(s) 1099 to Seller reflecting such imputed interest and/or OID set forth on such schedule.

(c)           The Parties agree with Escrow Agent that no withholding under Section 1445 of the Code is required in connection with the underlying transaction because Seller (i) is not a nonresident alien for purposes of U.S. federal income taxation, (ii) is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Treasury regulations promulgated thereunder), and (iii) is not a disregarded entity as defined in Treasury regulations Section 1.1445-2(b)(2)(iii).

(d)           Any taxes payable on income earned from the investment of the Escrow Funds shall be paid by Seller, as and to the extent required under the provisions of the Code and its regulations.  In order to permit Seller to satisfy its tax obligations attributable to the taxable income and gain earned from the investment of the Escrow Funds, 10 days after the end of each calendar quarter (a “Quarter”) during which any Escrow Funds are on balance in the Escrow Account, Escrow Agent shall distribute to Seller, to the account(s) designated by Seller in Section 25(b), an amount equal to 45% of all income earned on the investment of the Escrow Funds during such Quarter (the “Tax Distribution”).

(e)           Escrow Agent shall have no responsibility for the preparation or filing of any tax or information return with respect to any transaction, whether or not related to this Agreement (or a related agreement), that occurs outside the escrow created by this Agreement.

(f)            Buyer and Seller shall each furnish Escrow Agent with an IRS Form W-8 or IRS Form W-9, as applicable.

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(g)           Except as otherwise required by applicable law, neither any Party nor Escrow Agent shall take any position for U.S. federal or applicable state income tax purposes that is inconsistent with the provisions of this Section 8.

9.             Indemnification.  The Parties shall jointly and severally indemnify and defend Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (“Indemnitees”) from and to hold them harmless against any losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs, and reasonable expenses (including reasonable attorneys’ fees and expenses) (other than the normal administrative and other costs associated with acting as an escrow agent, for which Escrow Agent shall be compensated in accordance with Section 10) (collectively “Losses”) arising out of or in connection with (i) Escrow Agent’s performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of any Indemnitee, or (ii) Escrow Agent’s following any instructions or directions in accordance with the terms of this Agreement, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been caused by the bad faith, fraud, gross negligence or willful misconduct of such Indemnitee.  The indemnity obligations set forth in this Section 9 shall survive the resignation, replacement or removal of Escrow Agent or the termination of this Agreement.

10.          Escrow Costs.  Escrow Agent shall be paid reasonable fees for the services to be rendered hereunder and shall be reimbursed for certain reasonable, out-of-pocket expenses incurred in accordance with the performance of such services, which fees and reimbursable expenses are set forth on Schedule A attached hereto.  Buyer will pay 50% of such fees and expenses referenced in this Section 10, and Seller shall pay the other 50% of such fees and expenses.  Each of the Parties further agrees to the disclosures set forth in Schedule A.

11.          Limitations on Rights to Escrow Funds.  Neither of the Parties shall have any right, title or interest in or to, or possession of, the Escrow Funds and therefore shall not have the ability to pledge, convey, hypothecate or grant as security all or any portion of the Escrow Funds, unless and until such Escrow Funds have been disbursed pursuant to Sections 5 above.  Accordingly, Escrow Agent shall be in sole possession of the Escrow Funds and shall not act as custodian of the Parties under this Agreement for the purposes of perfecting a security interest therein, and no creditor of any of the Parties shall have any right to have or to hold or otherwise attach or seize all or any portion of the Escrow Funds as collateral for any obligation and shall not be able to obtain a security interest in any of the Escrow Funds unless and until such Escrow Funds have been released pursuant to Sections 5 above.

12.          Notices.  All communications hereunder shall be in writing or set forth in a PDF (hereinafter defined) attached to an email, and all such communications from a Party to another Party or from a Party or the Parties to the Escrow Agent shall be executed by an Authorized Representative, and shall be delivered in accordance with the terms of this Agreement by facsimile, to the extent one is provided below (with delivery confirmation), email (with delivery confirmation) or overnight courier (providing proof of delivery) only to the appropriate fax number, email address, or notice address set forth for each party as follows:

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To Buyer:	Mattress Firm, Inc.
5815 Gulf Freeway
Houston, Texas 77023
Attention: Steve Stagner and Jim Black
Facsimile No.: 713-921-4053
	Email:	Jim.Black@mattressfirm.com

with a copy (which shall not constitute notice) to:
Mattress Firm, Inc.
5815 Gulf Freeway
Houston, Texas 77023
Attention: General Counsel
Facsimile No.: 713-921-4053
	Email:	kindel.elam@mattressfirm.com

and with a copy (which shall not constitute notice) to:	Fulbright & Jaworski LLP
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Gene G. Lewis
	Facsimile:	(713) 651-5246
	Email:	gene.lewis@nortonrosefulbright.com

To Seller:	Christopher T. Cook
c/o Fidus Partners
70 East 55th Street
10th Floor
New York, New York
Attn: John Ross
Facsimile: (212) 750-6411
	Email:	jross@fiduspartners.com

with a copy (which shall not constitute notice) to:	Lancaster Helling, L.L.P.
1803 West Ave.
Austin, Texas 78701
Attention: Christopher Helling
	Email:	chelling@lancasterhelling.com

and with a copy (which shall not constitute notice) to:	Edwards Wildman Palmer LLP
2800 Financial Plaza
Providence, Rhode Island 02903
Attention: Michael Newquist
Facsimile: (401) 276-6611
	Email:	MNewquist@edwardswildman.com

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To Escrow Agent:

JPMorgan Chase Bank, N.A.
712 Main Street, 5th Floor South
Houston, Texas 77002
Attn: Susie Becvar, Escrow Services
	Tel:	713-216-1691
	Facsimile No.:	713-216-6927
	Email:	sw.escrow@jpmorgan.com

Any party hereto may change the address to which notices, requests, claims, and other communications hereunder are to be delivered by giving the other parties hereto prior written notice thereof in the manner herein set forth in this Section 12.

13.          Entire Agreement; Amendments.  This Agreement contains the entire understanding of the Parties, on the one hand, and Escrow Agent, on the other hand, with respect to the subject matter hereof and supersedes any prior understandings or agreements by or between the Parties, on the one hand, and Escrow Agent, on the other hand, whether written or oral, that may have related to the subject matter hereof in any way.  This Agreement may be amended, or any provision of this Agreement may be waived, so long as such amendment or waiver is set forth in a writing executed by each of the Parties and Escrow Agent.  No course of dealing between the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.  Notwithstanding anything in this Agreement to the contrary, as between the Parties, if there is an inconsistency between the provisions of this Agreement and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement will control.

14.          Assigns and Assignment.  This Agreement may not be assigned without the prior consent of Escrow Agent and each of the Parties, but all actions taken hereunder shall inure to the benefit of and shall be binding upon the Parties and Escrow Agent and upon all of their respective successors and assigns; provided, however, that Escrow Agent shall not be permitted to assign its obligations hereunder except as provided in Section 7(e) hereof and except to any entity into which Escrow Agent may be merged or consolidated or to any entity to whom Escrow Agent may transfer all or substantially all of its escrow business as long as such entity assumes in writing all of the obligations of Escrow Agent hereunder.  Furthermore, the Escrow Agent must be satisfied with all required Patriot Act, Know Your Customer (“KYC”) Anti-Money Laundering (“AML”), and other information delivered by Seller prior to such assignment becoming effective and allow a reasonable amount of time for the Escrow Agent to perform its due diligence involving the review of such information.

15.          Withholding.  Notwithstanding any provision to the contrary herein, Escrow Agent shall be entitled to deduct and withhold from any disbursements of Escrow Funds hereunder such amounts as may be required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign tax law or under any other applicable legal requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Party in respect of which Escrow Agent made such withholding or deduction.

16.          No Other Third Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any party other than Escrow Agent, the Parties and their permitted assigns any rights or remedies under or by reason of this Agreement.

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17.          Interpretation.  The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

18.          No Waiver.  No waiver by any party hereto of any default by any other party hereto in the performance of any provision, condition, or requirement herein shall be deemed to be a waiver of, or in any manner release the defaulting party from, performance of any other provision, condition, or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the defaulting party from future performance of the same provision, condition, or requirement.  Any delay or omission of any party hereto to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter.  The failure of any party hereto to perform its obligations hereunder shall not release the other parties hereto from the performance of such obligations.

19.          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

20.          No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any party hereto.  The term “including” as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.

21.          Disbursements on Non-Business Days.  In the event that a disbursement of Escrow Funds hereunder is required to be made on a date that is not a Business Day, such release may be made on the next succeeding Business Day with the same force and effect as if made when required.  “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Houston, Texas are authorized or required by law to close.

22.          Governing Law.  The legal relations between the Parties, on the one hand, and Escrow Agent, on the other hand, with respect hereto shall be governed by and construed in accordance with the domestic laws of the State of Texas without regard or giving effect to any choice or conflict of law provision or rule (whether of such state or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than such state.  Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising under this Agreement that involves Escrow Agent, on the one hand, and either or both of the Parties, on the other hand.

23.          Choice of Forum.  Any dispute, controversy, claim, or action arising out of or relating to this Agreement involving Escrow Agent, on the one hand, and either or both of the Parties, on the other hand, each as amended from time to time, including regarding the validity or effect of this Agreement or the performance, breach, validity, interpretation, application, or termination hereof, shall be brought in the federal or state courts located in the City of Houston, State of Texas.  With respect to all such disputes, controversies, claims, or actions arising out of or relating to this Agreement involving Escrow Agent, on the one hand, and either or both of the Parties, on the other hand, each of the Parties and Escrow Agent (a) irrevocably submits to the exclusive jurisdiction of each such court in any such dispute, controversy, claim, or action, (b) waives any objection it may now or hereafter have to venue or to an inconvenient forum, (c) agrees that all such disputes, controversies, claims, and actions shall be heard and determined only in such courts, and (d) agrees not to bring any dispute, controversy, claim, or action arising out of or

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relating to this Agreement or any documents contemplated hereby in any other court.  To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Party shall not claim, and hereby irrevocably waives, such immunity.

24.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether otherwise transmitted via electronic transmission), by electronic mail in “portable document format” (“PDF”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and Escrow Agent and may be used in lieu of an original Agreement for all purposes.  Signatures of the Parties and Escrow Agent transmitted by facsimile or other electronic transmission shall be deemed to be original signatures for all purposes.  Minor variations in the form of signature pages of this Agreement, including footers from earlier versions of this Agreement, shall be disregarded in determining a intent of a Party or Escrow Agent or the effectiveness of such signature.

25.          Security Procedures.  Notwithstanding anything to the contrary set forth in Section 12, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, must be in writing or set forth in a PDF attached to an email, executed by the appropriate Party or Parties in accordance with the terms of this Agreement, may be given to Escrow Agent only by confirmed facsimile or by emailed PDF and no instruction for or related to the transfer or distribution of the Escrow Funds, or any portion thereof, shall be deemed delivered and effective unless Escrow Agent actually shall have received such instruction by facsimile or by emailed PDF at the number or email provided to the Parties by Escrow Agent in accordance with Section 12 and as further evidenced by a confirmed transmittal to that number or email address and Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder.  Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Escrow Funds if delivered to any other fax number or email address including but not limited to a valid email address of any employee of Escrow Agent.

(a)           In the event funds transfer instructions are so received by Escrow Agent by facsimile or emailed PDF, which has been executed by the appropriate Party or Parties as evidenced by the signature of the person or persons executing this Agreement or one of their designated persons set forth in Schedule B (each an “Authorized Representative”), Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on such Schedule B hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be an Authorized Representative.  A Party may change its respective persons and telephone numbers for call-backs only in a writing actually received and acknowledged by Escrow Agent. Escrow Agent, any intermediary bank and the beneficiary’s bank in any funds transfer may rely upon the identifying number of the beneficiary’s bank or any intermediary bank included in the funds transfer instruction provided by the relevant Party or Parties and confirmed by an Authorized Representative.  Further, the beneficiary’s designated bank in the funds transfer instructions may make payment on the basis of the account number provided in such Party’s or the Parties’ instruction and confirmed by an Authorized Representative, even though it identifies a person different from the named beneficiary.  No funds will be disbursed until an Authorized Representative is able to confirm such instructions by telephone callback.

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(b)           Buyer acknowledges that Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Buyer under this Agreement without a verifying call-back as set forth in Section 25(a) above:

Buyer’s Bank account information:	Bank name:
Bank address:

ABA number:

Account name:
Account number:

Unless the Seller has assigned its rights under this Agreement in accordance with Section 14 Seller acknowledges that Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Seller under this Agreement without a verifying call-back as set forth in Section 25(a) above:

Seller’s Bank account information:	Bank name:
Bank address:

ABA number:

Account name:
Account number:

(c)           In addition to their respective funds transfer instructions as set forth in Section 25(b) above, the Parties acknowledge that repetitive funds transfer instructions may be given to Escrow Agent for one or more beneficiaries where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”).  Accordingly, the Parties shall deliver to Escrow Agent such specific Standing Settlement Instructions only for each respective beneficiary, by facsimile in accordance with this Section 25.  Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary.  Escrow Agent and the Parties agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of the Parties, without requiring a verifying callback, whether or not authorized, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary.

(d)           The Parties acknowledge that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the internet and the Parties hereby expressly assume such risks.  Furthermore, the Parties acknowledge that the security procedures set forth in this Section 25 are commercially reasonable.

26.          Compliance with Court Orders.  In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable

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to any of the Parties or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

27.          Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and Escrow Agent’s identity verification procedures require Escrow Agent to obtain information which may be used to confirm the Parties’ identities including name, address and organizational documents (“identifying information”). The Parties agree to provide Escrow Agent with and consent to Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by Escrow Agent.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.

BUYER:

MATTRESS FIRM, INC.

By:
Name:	Jim R. Black
Title:	Executive Vice President and Chief Financial Officer

SELLER:

Christopher T. Cook

ESCROW AGENT:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

Signature Page to
Escrow Agreement

Schedule A

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

1.             Account Acceptance Fee                                                                                   Waived

Encompassing review, negotiation and execution of governing documentation, opening of the accounts, and completion of all due diligence documentation.  Payable upon closing.

2.             Annual Administration Fee                                                                             $2,500.00

The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction.  Payable upon closing and annually in advance thereafter (commencing on the first anniversary of the date of this Agreement), without pro-ration for partial years.

3.             Extraordinary Services and Out-of Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank’s then standard rate.  Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees and other charges, including those levied by any governmental authority.

4.                                      Fee Disclosure & Assumptions

•                                     Please note that this fee quoted is subject to a review of the transaction documents provided and completion of an internal due diligence review. The Escrow Agent reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.

•                                     Payment of the invoice is due upon receipt.

•                                     The escrow deposit shall be continuously invested in interest bearing demand deposit account. Interest bearing demand deposit accounts have rates of interest or compensation that may vary from time to time as determined by the Escrow Agent.

5.                                      Disclosures and Agreements

Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”)

Schedule A to

Escrow Agreement

requires Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, you acknowledge that Section 326 of the USA PATRIOT Act and Escrow Agent’s identity verification procedures require Escrow Agent to obtain information which may be used to confirm your identity including without limitation name, address and organizational documents (“identifying information”). You agree to provide Escrow Agent with and consent to Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

OFAC Disclosure.  Escrow Agent is required to act in accordance with the laws and regulations of various jurisdictions relating to the prevention of money laundering and the implementation of sanctions, including but not limited to regulations issued by the U.S. Office of Foreign Assets Control.  Escrow Agent is not obligated to execute payment orders or effect any other transaction where the beneficiary or other payee is a person or entity with whom the Escrow Agent is prohibited from doing business by any law or regulation applicable to Escrow Agent, or in any case where compliance would, in Escrow Agent’s opinion, conflict with applicable law or banking practice or its own policies and procedures.  Where Escrow Agent does not execute a payment order or effect a transaction for such reasons, Escrow Agent may take any action required by any law or regulation applicable to Escrow Agent including, without limitation, freezing or blocking funds.

Abandoned Property.  Escrow Agent is required to act in accordance with the laws and regulations of various states relating to abandoned property and, accordingly, shall be entitled to remit dormant funds to any state as abandoned property in accordance with such laws and regulations.

THE FOLLOWING DISCLOSURES ARE REQUIRED TO BE PROVIDED UNDER APPLICABLE U.S. REGULATIONS, INCLUDING, BUT NOT LIMITED TO, FEDERAL RESERVE REGULATION D.  WHERE SPECIFIC INVESTMENTS ARE NOTED BELOW, THE DISCLOSURES APPLY ONLY TO THOSE INVESTMENTS AND NOT TO ANY OTHER INVESTMENT.

Demand Deposit Account Disclosure.  Escrow Agent is authorized, for regulatory reporting and internal accounting purposes, to divide an escrow demand deposit account maintained in the U.S. in which the Escrow Funds is held into a non-interest bearing demand deposit internal account and a non-interest bearing savings internal account, and to transfer funds on a daily basis between these internal accounts on Escrow Agent’s general ledger in accordance with U.S. law at no cost to the Parties.  Escrow Agent will record the internal accounts and any transfers between them on Escrow Agent’s books and records only.  The internal accounts and any transfers between them will not affect the Escrow Funds, any investment or disposition of the Escrow Funds, use of the escrow demand deposit account or any other activities under this Agreement, except as described herein. Escrow Agent will establish a target balance for the demand deposit internal account, which may change at any time.  To the extent funds in the demand deposit internal account exceed the target balance, the excess will be transferred to the savings internal account, unless the maximum number of transfers from the savings internal account for that calendar month or statement cycle has already occurred.  If withdrawals from the demand deposit internal account exceeds the available balance in the demand deposit internal account, funds from the savings internal account will be transferred to the demand deposit internal account up to the entire balance of available funds in the savings internal account to cover the shortfall and to replenish any target balance that Escrow Agent has established for the demand deposit internal account.  If  a sixth transfer is needed during a calendar month or statement cycle, it will be for the entire balance in the savings internal account, and such funds will remain in the demand deposit internal account for the remainder of the calendar month or statement cycle.

Money Market Deposit Account Disclosure and Agreement.  If a Money Market Deposit Account (“MMDA”) is the investment for the escrow deposit as set forth above or anytime in the future, you acknowledge and agree that U.S. law limits the number of pre-authorized or automatic transfers or withdrawals or telephonic/electronic instructions that can be made from an MMDA to a total of six (6) per calendar month or statement cycle or similar period.  Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

Unlawful Internet Gambling.  The use of any account to conduct transactions (including, without limitation, the acceptance or receipt of funds through an electronic funds transfer, or by check, draft or similar instrument, or the proceeds of any of the foregoing) that are related, directly or indirectly, to unlawful Internet gambling is strictly prohibited.

Schedule B

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give Instructions and confirm Funds Transfer Instructions

If from Buyer:

Name	Telephone Number	Signature

1.

2.

If from Seller:

Name	Telephone Number	Signature

1.

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE B.

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of such Party.

EXHIBIT C

Restrictive Legends

THESE SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF (I) UNLESS (A) REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES AND ‘BLUE SKY’ LAWS OR (B) AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND ANY SUCH LAWS IS AVAILABLE OR (II) UNLESS SOLD PURSUANT TO AND IN COMPLIANCE WITH RULE 144 OF THE ACT AND APPLICABLE SECURITIES OR ‘BLUE SKY’ LAWS.

THE HOLDER OF THESE SHARES OF COMMON STOCK IS SUBJECT TO A LOCK-UP AGREEMENT WITH THE ISSUER PURSUANT TO THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED MARCH 7, 2014 AMONG MATTRESS FIRM, INC., CHRISTOPHER T. COOK AND SLEEP XPERTS, INC. FOR A PERIOD OF ONE YEAR COMMENCING ON           .

Exhibit C to Purchase and Sale Agreement